As filed with the Securities and Exchange Commission on July 23, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	26-0518546 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 600-7704
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Grose
Chief Financial Officer
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 600-7704
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Respeliers Craig L. Evans Stinson Morrison Hecker LLP 1201 Walnut Kansas City, Missouri 64106 (816) 842-8600	Douglass M. Rayburn Baker Botts L.L.P. 2001 Ross Ave. Dallas, Texas 75201 (214) 953-6500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	Per Unit(1)(2)	Offering Price(1)(2)	Fee
Common Units representing limited partner interests	4,600,000	$16.45	$75,670,000	$2,974

(1)	Includes common units issuable upon exercise of the underwriters’ over-allotment option to purchase additional common units.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low sales price of our common units as reported on The NASDAQ Global Market on July 22, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 23, 2008

PRELIMINARY PROSPECTUS

Quest Energy Partners, L.P. 4,000,000 Common Units Representing Limited Partner Interests

Quest Energy Partners, L.P. is offering 4,000,000 common units representing limited partner interests.

Our common units are traded on The NASDAQ Global Market under the symbol “QELP.” On July 22, 2008, the last reported sale price of our common units on the Nasdaq was $16.31 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 19.

These risks include the following:

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including reimbursements of expenses to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at our current distribution rate.
•	Future natural gas price declines may result in a write-down of our asset carrying values.
•	Unless we replace our reserves, our reserves and production will decline, which would reduce cash flows from operations and impair our ability to make distributions.
•	We will not be able to sustain distributions at the current level without making capital expenditures or accretive acquisitions that maintain or grow our asset base.
•	Our development operations will require substantial capital expenditures, which will reduce our cash available for distribution. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in our production and reserves.
•	Our debt levels may limit our ability to make distributions, our flexibility in obtaining additional financing and our ability to execute our drilling program.
•	Natural gas prices are at relatively high historical levels and are very volatile. A decline in commodity prices will cause a decline in our cash flow from operations and reduce our cash available for distribution.
•	Quest Resource Corporation controls our general partner, which conducts our business and manages our operations. Quest Resource Corporation and its affiliates, including our general partner, have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment.
•	Holders of our common units have limited voting rights, are not entitled to elect the directors of our general partner and face significant difficulties in removing our general partner.
•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.
•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

PRICE $     PER COMMON UNIT

	Per Common Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the common units on or about          , 2008. We have granted the underwriters a 30-day option to purchase up to an additional 600,000 common units to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBC Capital Markets	Wachovia Securities

KeyBanc Capital Markets
Stifel Nicolaus
Friedman Billings Ramsey
Johnson Rice & Company L.L.C.

          , 2008

Quest Energy Partners, L.P. - Cherokee Basin Acreage Map

Woodson
CHANUTE
Allen
EAST CHANUTE
Greenwood
Wilson
Neosho
Elk
HOWARD
Montgomery
Labette
Chautauqua
KANSAS
OKLAHOMA
LENAPAH
Nowata
Osage
Washington
Craig
Rogers
Kansas
Oklahoma
Quest Energy Partners, L.P.
Acreage and Field Offices
LEASE STATUS
HELD BY PRODUCTION
NON PRODUCING
10
Miles

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the underwriters have authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates or as of other dates which are specified in those documents, regardless of the time of delivery of this prospectus or of any sale of our common units. Our business, financial condition, results of operations and prospects may have changed since those dates.

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LEGAL MATTERS	107
EXPERTS	107
WHERE YOU CAN FIND MORE INFORMATION	107
APPENDIX A — GLOSSARY OF TERMS	A-1
Consent of Cawley, Gillespie & Associates, Inc.
Consent of Murrell, Hall, McIntosh & Co., PLLP
Consent of DeGolyer and MacNaughton

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.

The documents listed below have been filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 0-17371), and are incorporated by reference in this prospectus:

1.	our annual report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008 (“2007 Form 10-K”);

2.	our quarterly report on Form 10-Q for the first quarter 2008, filed on May 15, 2008;

3.	our current report on Form 8-K, filed on March 10, 2008;

4.	our current report on Form 8-K, filed on April 11, 2008;

5.	our current report on Form 8-K, filed on April 23, 2008;

6.	our current report on Form 8-K, filed on July 16, 2008; and

7.	our current report on Form 8-K, filed on July 23, 2008.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

Quest Energy Partners, L.P.
Attn: Jack Collins
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 702-7460
Email: jcollins@qrcp.net

Our SEC filings also are available on our Internet website at www.qelp.net. The information on our website is not, and you must not consider the information to be, a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the reports filed under the Exchange Act and incorporated by reference in this prospectus may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

•	the volatility of gas and oil prices;

•	discovery, estimation, development and replacement of gas and oil reserves;

•	cash flow, liquidity and financial condition;

•	business and financial strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of gas and oil;

•	availability of drilling and production equipment, labor and other services;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	marketing of gas and oil;

•	competition in the gas and oil industry;

•	the impact of weather and the occurrence of natural disasters such as fires;

•	governmental regulation of the gas and oil industry;

•	developments in oil-producing and gas-producing countries; and

•	strategic plans, expectations and objectives for future operations.

All of these types of statements, other than statements of historical fact included in this report, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target”, “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus and the reports filed under the Exchange Act and incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus and the reports filed under the Exchange Act and incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed under “Risk Factors” in this prospectus and Item 1A. “Risk Factors” in our 2007 Form 10-K. All forward-looking statements speak only as of the date of this report. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. You should read carefully the entire prospectus, including the matters set forth under the caption “Risk Factors,” our historical financial statements and the related notes thereto and the information incorporated by reference into this prospectus before making an investment decision. References to (1) “Quest Energy Partners,” “we,” “us,” “our” and similar terms refer to Quest Energy Partners, L.P. and its subsidiaries and (2) “our Parent” refers to Quest Resource Corporation and its subsidiaries (other than us).

Unless indicated otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their over-allotment option. We include a glossary of some of the gas and oil terms used in this prospectus as Appendix A.

Quest Energy Partners, L.P.

Overview

We are a publicly traded master limited partnership formed in 2007 by our Parent to acquire, exploit and develop natural gas and oil properties. In November 2007, we consummated the initial public offering of our common units and acquired the gas and oil properties contributed to us by our Parent in connection with that offering. In July 2008, we acquired from our Parent the interest in wellbores and related assets associated with the proved developed producing and proved developed non-producing reserves of PetroEdge Resources (WV) LLC (“PetroEdge”) located in the Appalachian Basin. See “— Recent Developments” on page 3 for further information regarding this acquisition. Our primary business objective is to generate stable cash flows allowing us to increase distributable cash flow per unit over time.

After taking into effect the acquisition of the PetroEdge assets acquired from our Parent and the acquisition of oil producing assets in Seminole County, Oklahoma, based on the most recently available reserve reports listed below, we have 248.6 Bcfe of net proved reserves with estimated future net cash flows discounted at 10%, which we refer to as the “standardized measure,” of $465.1 million. As of such dates, approximately 72% of the net proved reserves were proved developed and 98% were gas. Net production for the first quarter of 2008 would have been 59.8 MMcfe/d if the acquisitions had occurred on January 1, 2008.

Our properties can be summarized as follows:

•	Cherokee Basin. 211.1 Bcfe of estimated net proved reserves as of December 31, 2007 and an average net production in the first quarter 2008 of 55.6 MMcfe/d in a 15-county region in southeastern Kansas and northeastern Oklahoma, which we refer to as our Cherokee Basin Assets;

•	Appalachian Basin. 32.9 Bcfe of estimated net proved reserves as of May 1, 2008 and an average net production of 3.3 MMcfe/d in the first quarter of 2008 in the Marcellus Shale and Devonian Sand formations in West Virginia and New York, which we refer to as our Appalachian Basin Assets; and

•	Seminole County. 761,400 Bbls of estimated net proved reserves as of February 1, 2008 and an average net production of approximately 150 Bbl per day during the first quarter of 2008 of oil producing properties in Seminole County, Oklahoma, which we refer to as our Seminole County Assets.

Cherokee Basin Assets

We believe we are the largest producer of natural gas in the Cherokee Basin, controlling approximately 573,000 net acres as of March 31, 2008. The Cherokee Basin produces coalbed methane, or CBM, from blanket coal seams found at depths of 300 feet to 1,400 feet. The primary productive zones are the Mulky-Summit trend, the Weir-Pittsburgh trend and the Riverton trend, in addition to numerous minor coal seams. The U.S. Department of Energy estimates that the Cherokee Basin has the potential to hold more than 2.8 trillion cubic feet of natural gas resource.

As of March 31, 2008, we were operating more than 2,300 wells in the Cherokee Basin that produced an average of 55.6 MMcfe net per day during the first quarter of 2008. Our average working interest is 99%. As of December 31, 2007, we reported estimated total net proved reserves of 211.1 Bcfe. Our estimated net proved reserves at December 31, 2007 had a standardized measure of $322.5 million. Our reserves are long-lived, with an average proved reserve-to-production ratio of 12.3 years (8.1 years for our proved developed properties) as of December 31, 2007. Our typical Cherokee Basin CBM well has a predictable production profile and a standard economic life of approximately 15 years.

Since the beginning of 2004, we and our Parent have drilled over 1,800 wells in the Cherokee Basin with a success rate in excess of 99%. We expect to drill and connect 325 wells in 2008, and through March 31, 2008, we have drilled 118 wells and connected 101. As of December 31, 2007, our undeveloped acreage contained approximately 2,100 gross CBM drilling locations, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate 6 1/2 year inventory of drilling activity at the planned 2008 level of 325 wells. As of March 31, 2008, we had approximately 130 additional gas wells (gross) that we were in the process of completing and connecting to the gathering system of our affiliate, Quest Midstream Partners, L.P. (“Quest Midstream”).

Appalachian Basin Assets

We recently acquired our Appalachian Basin Assets from our Parent as described in “— Recent Developments.” Since the end of 2006, our Parent has actively pursued opportunities in the Marcellus Shale of the Appalachian Basin. We believe the characteristics of the Appalachian Basin are well suited to our structure as a master limited partnership, as further described in “— Business Strategies” below. The Marcellus Shale is located in an area that is currently experiencing active exploration with encouraging results by companies such as Range Resources Corporation (NYSE:RRC), Equitable Resources, Inc. (NYSE:EQT), EOG Resources, Inc. (NYSE:EOG), Atlas Energy Resources, LLC (NYSE:ATN), CNX Gas Corporation (NYSE:CXG) and Chesapeake Energy Corporation (NYSE:CHK). The Marcellus Shale is a black, organic-rich shale formation, the fairway of which is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.

We own more than 400 wells that produced an average of 3.3 MMcfe/d net during the first quarter of 2008. Of these wells, 113 have been drilled in the last three years, 100 have confirmed Marcellus Shale, and 42 are currently producing from the Marcellus Shale. We have an average net revenue interest of 81% on an 8/8ths basis.

In connection with the acquisition of our Appalachian Basin Assets, we are planning to recommend to the board of directors of our general partner an increase in our capital expenditure budget for the next 12 months. Over the next 12 months, we anticipate spending $8 million on projects contained in the Appalachian Basin. Our Appalachian Basin capital program is designed to raise production from the current level of 3.3 MMcfe/d to an average of 4.5 MMcfe/d over the next twelve months and to hold production constant at this level for the foreseeable future. Our Appalachian Basin capital budget over the next 12 months will be mainly directed towards completing existing wells in the Marcellus Shale or Devonian Sand formations in Ritchie County, West Virginia and increasing production from other existing wells through various optimization techniques including stimulations, recompletions and enhancing production infrastructure.

Seminole County Assets

In February 2008, we purchased oil producing properties and 1,200 acres in Seminole County, Oklahoma for $9.5 million. As of February 1, 2008, the oil producing properties had estimated net proved reserves of 761,400 Bbls, all of which are proved developed producing. In addition, we entered into crude oil swaps for approximately 80% of the estimated production from the property’s proved developed producing reserves at WTI-NYMEX prices per barrel of oil of approximately $96.00 in 2008, $90.00 in 2009, and $87.50 for 2010.

Recent Developments

On July 11, 2008, our Parent consummated its acquisition of PetroEdge for approximately $141.6 million, subject to post-closing adjustments. Simultaneous with the closing of this acquisition, PetroEdge changed its name to Quest Eastern Resource LLC (“Quest Eastern”) and we purchased from our Parent all of Quest Eastern’s interest in wellbores and related assets in West Virginia and New York associated with proved developed producing and proved developed non-producing reserves for approximately $71.6 million, subject to post-closing adjustments. As of May 1, 2008, there were approximately 32.9 Bcfe of estimated net proved developed reserves associated with the Appalachian Basin Assets we acquired. An additional 66.7 Bcfe of estimated net proved undeveloped reserves and property acquired in the acquisition were retained by our Parent.

Our Parent believes there are over 700 potential vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore, included in the assets it has acquired in the Appalachian Basin. These potential well locations are located within approximately 78,000 net acres acquired by our Parent in West Virginia, Pennsylvania and New York, of which approximately 70,600 are located within the generally recognized fairway of the Marcellus Shale and are currently the subject of exploration and development by the other operators in the area. Included in this acreage is approximately 22,200 net acres in Lycoming County, Pennsylvania, which has seen high leasing activity by companies active in the Marcellus Shale.

Pursuant to our acquisition of the Appalachian Basin Assets from our Parent, we purchased the existing wellbores and related assets in West Virginia and New York, but not the right to explore or develop the acreage retained by our Parent. The purchase agreement provides that we will sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its existing fixed price gas contracts. We and our Parent have agreed to enter into an agreement on commercially reasonable terms for the continued gathering and transportation of our gas from the wellbores since the gathering system and related facilities used to transport gas produced from the wellbores remain with our Parent at this time.

To fund the purchase price for the Appalachian Basin Assets and to pay fees and expenses related to the transaction, we borrowed (i) $45 million under our new six-month, second lien senior term loan agreement and (ii) $30 million under our senior credit facility, the borrowing base of which was recently increased to $190 million to facilitate our purchase of the Appalachian Basin Assets. We expect to use the net proceeds of this offering to repay indebtedness under our second lien senior term loan and our senior credit facility. See “Use of Proceeds.”

The board of directors of our general partner approved the acquisition of the Appalachian Basin Assets based on the recommendation from its conflicts committee, which consists entirely of independent directors. The conflicts committee retained independent legal and financial advisors to assist it in evaluating the transaction and considered a number of factors in approving the acquisition, including an opinion from the committee’s independent financial advisor that the consideration to be paid for the Appalachian Basin Assets was fair, from a financial point of view, to us. An affiliate of one of the underwriters acted as the independent financial advisor in connection with this acquisition. Please read “Underwriting” in this prospectus.

Business Strategies

Our primary business objective is to make quarterly cash distributions to our unitholders at our current distribution rate, and increase our quarterly cash distributions over time. Our strategy for achieving this objective is to:

•	Efficiently control the drilling, development and operations of our properties;

•	Accumulate additional acreage in those parts of the Cherokee Basin where management believes the most attractive opportunities exist;

•	Pursue acquisitions of properties with long-lived, predictable natural gas and oil production and low-risk development opportunities;

•	Pursue accretive acquisitions of developed properties in conjunction with or from our Parent; and

•	Limit our reliance on third party contractors with respect to the completion, stimulation and connection of our wells when economically feasible.

Competitive Strengths

We believe the following competitive strengths will allow us to achieve our objectives of generating and growing cash available for distribution:

•	Large base of producing reserves and multi-year inventory. We have a large base of producing reserves and a multi-year inventory of low risk drilling locations in the Cherokee Basin, which benefits from the following factors:

–	considerable data and low geologic risk;

–	high rate of drilling success;

–	built-in organic growth through approximately 2,100 gross CBM locations, of which approximately 800 were classified as proved undeveloped as of December 31, 2007, representing an approximate 6 1/2 year inventory of drilling activity at the planned 2008 level of 325 wells;

–	availability of significant quantities of additional low cost acreage; and

–	concentrated ownership and operational control due to high working interests.

•	Competitive advantage due to our relationship with Quest Midstream. Our relationship with Quest Midstream represents a competitive advantage compared to third parties in the Cherokee Basin. Our relationship and gathering agreement with Quest Midstream allow for timely connection of our new wells. Additionally, the vast geographic extent of Quest Midstream’s gas gathering system together with our large land position makes it unattractive for third parties to lease proximate acreage and build duplicate gas gathering facilities.

•	Relationship with our Parent. Our relationship with our Parent provides us the following advantages:

–	possible acquisition opportunities in the Appalachian Basin due to our Parent’s planned development activities;

–	increased opportunities to make acquisitions from our Parent because of its significant ownership in us and corresponding incentive to sell producing oil and gas assets to us over time; and

–	enhanced ability to pursue acquisitions jointly with our Parent and to access other business opportunities.

•	Marketing flexibility. Quest Midstream’s gas gathering system can access several interstate pipelines, providing access to major gas demand centers in the central United States for gas produced in the Cherokee Basin.

•	Experienced management. Key members of our executive management and technical teams have on average more than 20 years of experience developing conventional and unconventional oil and natural gas fields in the United States. Several members have been developing CBM in the Cherokee Basin since 1995. Additionally, the technical team at PetroEdge, which is available to us for a one-year period under a transition services agreement, has an average of approximately 25 years of experience in the development of conventional and unconventional reserves, with the last four years focusing on developing reserves in Appalachia. Our Parent recently hired Thomas A. Lopus as Executive Vice President — Quest Eastern Resource. Mr. Lopus has more than 27 years of experience in the oil and gas industry and will oversee our operations in the Appalachian Basin. Please read “Management” in this prospectus.

Our Relationship with Our Parent and Quest Midstream

One of our principal attributes is our relationship with our Parent, which is an integrated independent energy company engaged in the exploration, development, production and transportation of natural gas and oil. Our Parent controls us through its ownership of our general partner, which owns a 2.0% general partner interest in us as well as incentive distribution rights. Pursuant to a midstream services and gas dedication agreement, all of our natural gas production in the Cherokee Basin is connected into Quest Midstream’s approximate 2,000 mile natural gas gathering pipeline network. Quest Midstream is a privately owned master limited partnership, formed by our Parent to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. For additional descriptions concerning our relationships with our Parent and our other affiliates, see “Certain Relationships and Related Party Transactions” in this prospectus.

While our relationship with our Parent may benefit us, it is also a source of potential conflicts of interest. Part of our Parent’s strategy is to acquire additional acreage in areas without proved gas and oil reserves and to conduct exploration activities on its existing properties and any other properties acquired in the future. Our Parent currently intends to focus its exploration activities on areas with potential for producing unconventional gas, as evidenced by its expansion activities in the Appalachian Basin, where our Parent recently consummated the PetroEdge acquisition and a farm-out agreement with a private company that gives it the right to develop the Marcellus Shale and deeper formations on approximately 30,000 net acres in Potter County, Pennsylvania for a one-year period (with an option to acquire such property at the end of the year). Altogether, our Parent currently owns the right to develop approximately 130,000 net acres in Pennsylvania, West Virginia, New York and Maryland, which our Parent believes has the potential for approximately 1,400 vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore.

We believe that we may have opportunities to acquire from our Parent gas or oil properties with additional proved reserves that are appropriate to our structure and strategy as a master limited partnership. In addition, opportunities may arise to acquire a package of gas or oil properties, only some of which have proved reserves. In those cases, we anticipate that we and our Parent would work together to acquire all of the properties with our Parent acquiring those properties on which further exploration activities are required while we would acquire those properties that are suitable for exploitation and development activity. For example, our Parent recently sold to us the Appalachian Basin Assets, while retaining undeveloped properties in the Appalachian Basin for itself. We believe our Parent will have a strong incentive to contribute or sell additional assets to us, and to team with us to acquire properties jointly, due to its significant ownership of limited and general partner interests in us. However, our Parent has no obligation to do so and may elect to acquire or dispose of gas and oil properties outside the Cherokee Basin in the future without offering us the opportunity to purchase or participate in the acquisition of those assets. Our Parent has retained such flexibility because it believes it is in the best interests of its stockholders to do so. We cannot say which, if any, opportunities to acquire assets from our Parent may be made available to us or if we will choose to pursue any such opportunity. Moreover, our Parent and its subsidiaries are not prohibited from competing with us outside the Cherokee Basin, including in the Appalachian Basin.

Partnership Structure

The following table and diagram summarizes our ownership and organization after giving effect to the offering, assuming no exercise of the underwriters’ over-allotment option.

Public Common Units	51.0%
Quest Resource Corporation and its affiliates
Common Units	12.5%
Subordinated Units	34.5%
General Partner Interest	2.0%

Total	100.0%

The Offering

Common units offered by us
4,000,000 common units (or 4,600,000 common units if the underwriters’ over-allotment option is exercised in full).

Units to be outstanding after this offering
16,301,521 common units and 8,857,981 subordinated units, representing a 63.5% and 34.5% limited partner interest in us, respectively (16,901,521 common units and 8,857,981 subordinated units, representing a 64.3% and 33.7% limited partner interest in us, respectively, if the underwriters’ over-allotment option is exercised in full). The number of common units to be outstanding after this offering excludes 2,115,950 common units reserved for issuance under our Long-Term Incentive Plan. As of July 23, 2008, we have granted 30,000 common units to our non-employee directors under our Long-Term Incentive Plan.

Use of proceeds	We intend to use the estimated net proceeds of approximately $60.7 million from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, together with the $1.3 million capital contribution by our general partner we will receive to maintain its 2.0% general partner interest in us, to repay indebtedness under our second lien senior term loan, and any remaining proceeds will be used to pay outstanding indebtedness under our senior credit facility or for general partnership purposes.

If the underwriters’ over-allotment option is exercised in full, we will receive net proceeds of approximately $69.9 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use any net proceeds from the exercise of the underwriters’ over-allotment option to repay outstanding indebtedness under our senior credit facility or for general partnership purposes. See “Use of Proceeds.”

Cash distributions	We paid a prorated quarterly cash distribution of $0.2043 per unit for the fourth quarter of 2007, or $1.60 per unit on an annualized basis, on February 14, 2008 to unitholders of record as of February 7, 2007. This distribution was for the period from November 15, 2007, the date of the closing of our initial public offering, through the end of the fourth quarter of 2007.

We paid a quarterly cash distribution of $0.41 per unit for the first quarter of 2008, or $1.64 per unit on an annualized basis, on May 15, 2008 to unitholders of record as of May 5, 2008.

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this distributable cash as “available cash”, and we define its meaning in our partnership agreement. Our partnership agreement also requires that we distribute all of our available cash from operating surplus each quarter in the following manner:

first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.40 plus any arrearages from prior quarters;

second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.40;

third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.46;

fourth, 85% to all unitholders, pro rata, and 15% to our general partner, until each unit has received a distribution of $0.50; and

thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

We refer to the distributions to our general partner in excess of 2% as “incentive distributions.” Please read “How We Make Cash Distributions.”

Subordinated units	Our Parent owns all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.40 per unit only after the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid from operating surplus at least $1.60 on each outstanding common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2012. The subordination period will also end if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Early conversion of subordinated units	If we meet the tests for ending the subordination period as set forth above for any quarter ending on or after December 31, 2010, 25% of the subordinated units will convert into common units on a one-for-one basis. If we meet those tests for any quarter ending on or after December 31, 2011, an additional 25% of the subordinated units will convert into common units on a one-for-one basis. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of the subordinated units.

In addition to the early conversion described above, if we have earned and paid from operating surplus at least $2.00 (125% of the annualized minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for any two consecutive, non-overlapping four-quarter periods ending on or after December 31, 2010, the subordination period will terminate automatically and all of the subordinated units will convert into an equal number of common units. Please read “How We Make Cash Distributions — Subordination Period.”

General partner’s right to reset the target distribution levels	Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled, for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as in our current target distribution levels.

In connection with resetting these target distribution levels, our general partner will be entitled to receive Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be convertible after one year into an equal number of common units. The number of Class B units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. For a more detailed description of our general partner’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner to receive Class B units in connection with this reset, please read “How We Make Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	We can issue an unlimited number of units, including units senior to the common units, without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 47.9% of our common and subordinated units (46.8% if the underwriters’ over-allotment option is exercised in full). This will give our general partner the ability to prevent its involuntary removal. Please read “The Partnership Agreement — Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the then-current market price of the common units. Please read “The Partnership Agreement — Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.64 per unit, we estimate that your average allocable federal taxable income per year will be no more than $ per unit. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Exchange listing	Our common units are traded on The NASDAQ Global Market under the symbol “QELP.”

Summary Historical Financial Data

Set forth below is summary historical financial data of our predecessor, Quest Energy Partners Predecessor, and Quest Energy Partners, L.P. as of and for the periods indicated. “Quest Energy Partners Predecessor” means the assets, liabilities and operations of our Parent located in the Cherokee Basin (other than its midstream assets), which our Parent contributed to us at the completion of our initial public offering. The summary historical financial data as of and for the fiscal years ended December 31, 2005 and 2006 are derived from the audited carve out financial statements of Quest Energy Partners Predecessor (the “Predecessor”). The summary historical financial data as of and for the fiscal year ended December 31, 2007 are derived from the audited carve out financial statements of the Predecessor from January 1, 2007 through November 14, 2007 and from the audited consolidated financial statements of Quest Energy Partners, L.P. (the “Successor”) from November 15, 2007 through December 31, 2007. The summary historical financial data as of and for the three months ended March 31, 2007 are derived from the unaudited financial statements of the Predecessor. The summary historical financial data as of and for the three months ended March 31, 2008 are derived from the unaudited financial statements of the Successor.

The Predecessor’s historical results of operations and period-to-period comparisons of these results and certain financial data may not be meaningful or indicative of our future results, due to its rapid growth through acquisitions and development of its properties, its entering into a midstream services agreement with Quest Midstream in December 2006 and our acquisition of the Appalachian Basin Assets in July 2008.

You should read following table in conjunction with our consolidated/carve out financial statements and the accompanying notes as of December 31, 2005, 2006 and 2007 and for each of the years ended December 31, 2005, 2006 and 2007 in Item 8. “Financial Statements and Supplementary Data” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2007 Form 10-K. The following table includes Adjusted EBITDA, which is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, which we refer to as GAAP, please read “— Non-GAAP Financial Measures.”

	Year Ended
	December 31,
	Predecessor			Successor	Predecessor	Successor
			January 1, 2007
			through	November 15,	Three Months Ended
			November 14,	2007 through	March 31,
	2005	2006	2007	December 31, 2007	2007	2008
	(Carve Out)	(Carve Out)	(Carve Out)	(Consolidated)	(Carve Out)	(Consolidated)
			(In thousands)		(Unaudited)

Statement of Operations Data:
Revenues:
Oil and gas sales	$44,565	$65,551	$97,193	$15,842	$25,549	$37,353
Other revenue/expense	387	(83)	(45)	22	(13)	50

Total revenues	44,952	65,468	97,148	15,864	25,536	37,403
Costs and expenses:
Oil and gas production	14,388	21,208	24,416	3,579	7,227	8,182
Transportation expense	7,038	17,278	24,836	4,342	6,361	8,663
General and administrative expenses	4,068	8,149	10,272	1,562	1,753	2,458
Provision for impairment of gas and oil properties	—	30,719	—	—	—	—
Depreciation, depletion and amortization	20,121	25,521	30,672	5,046	6,694	9,511

Total costs and expenses	45,615	102,875	90,196	14,529	22,035	28,814

Operating income (loss)	(663)	(37,407)	6,952	1,335	3,501	8,589

Other income (expense):
Change in derivative fair value	(4,668)	6,410	(420)	(6,082)	(464)	(23,831)
Gain (loss) on sale of assets	12	(7)	(310)	(18)	107	19
Interest expense, net	(19,873)	(16,545)	(25,413)	(13,746)	(6,794)	(2,123)

Total other expense	(24,529)	(10,142)	(26,143)	(19,846)	(7,151)	(25,935)

Net income (loss)	$(25,192)	$(47,549)	$(19,191)	$(18,511)	$(3,650)	$(17,346)

Balance Sheet Data (at period end):
Property, plant and equipment, net	$191,290	$249,549		$315,084	$264,741	$335,240
Total assets	217,650	311,718		359,246	324,015	380,932
Long-term debt	76,296	225,569		94,708	225,348	123,484
Partners’ capital	69,547	51,091		228,760	57,202	184,584
Other Financial Data:
Adjusted EBITDA	$20,095	$20,469	$37,636	$6,382	$10,315	$19,171
Capital expenditures	51,682	117,387	98,743	7,603	23,322	29,388
Net cash provided by (used in):
Operating activities	584	11,183	22,829	(13,732)	2,728	(6,774)
Investing activities	(51,645)	(117,194)	(98,490)	(7,603)	(22,400)	(29,388)
Financing activities	47,141	124,818	54,327	31,505	22,896	26,732

Non-GAAP Financial Measures

In this prospectus, we include Adjusted EBITDA, which is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to net income and net cash provided by operations, its most directly comparable financial measures calculated and presented in accordance with GAAP.

We defined Adjusted EBITDA as net income (loss) plus:

•	net interest expense;

•	depreciation, depletion and amortization expense;

•	gain (loss) on sale of assets;

•	provision for impairment of gas and oil properties;

•	cumulative effect of accounting change, net of tax;

•	change in derivative fair value; and

•	non-cash compensation expense.

Adjusted EBITDA is a significant performance metric used by our management, and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves by our general partner) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of our assets.

Adjusted EBITDA is also used as a supplemental liquidity measure by our management, and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make distributions to our unitholders.

Our senior credit agreement and second lien senior term loan agreement require us to maintain a minimum ratio of consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any, to consolidated interest expense (as defined in our credit agreements) and a maximum ratio of consolidated funded debt to consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any. Consolidated EBITDA under our credit agreements is computed in the same manner as the way Adjusted EBITDA is presented in this prospectus. We believe it is important to maintain consistency between the way we report Adjusted EBITDA and the way we are required to calculate consolidated EBITDA for purposes of our credit agreements.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense, income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because we borrow money to finance our operations, interest expense is a necessary element of our costs. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Because we use derivative contracts to hedge our exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of our costs. Because we use non-cash equity awards as part of our overall compensation package for our non-employee directors, non-cash compensation expense is a necessary element of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

The following table presents a reconciliation of Adjusted EBITDA to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

	Year Ended
	December 31,
	Predecessor			Successor	Predecessor	Successor
			January 1, 2007
			through	November 15,	Three Months Ended
			November 14,	2007 through	March 31,
	2005	2006	2007	December 31, 2007	2007	2008
	(Carve Out)	(Carve Out)	(Carve Out)	(Consolidated)	(Carve Out)	(Consolidated)
			(In thousands)		(Unaudited)

Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$584	$11,183	$22,829	$(13,732)	$2,728	$(6,774)
Add:
Change in operating assets and liabilities	11,784	(13,839)	(6,251)	15,737	2,014	24,651
Cash interest expense, net	12,108	16,545	25,413	13,746	6,794	2,123
Other non-cash expense	(4,381)	6,580	(4,355)	(9,369)	(1,221)	(829)

Adjusted EBITDA	$20,095	$20,469	$37,636	$6,382	$10,315	$19,171

Reconciliation of net income to Adjusted EBITDA:
Net income (loss)	$(25,192)	$(47,549)	$(19,191)	$(18,511)	$(3,650)	$(17,346)
Add:
Interest expense, net	19,873	16,545	25,413	13,746	6,794	2,123
Depreciation, depletion and amortization expense	20,121	25,521	30,672	5,046	6,694	9,511
Gain (loss) on sale of assets	(12)	7	310	18	(107)	(19)
Provision for impairment of gas and oil properties	—	30,719	—	—	—	—
Change in derivative fair value(1)	4,668	(6,410)	420	6,082	464	23,831
Equity issued for retirement plan, directors’ fees and other services	285	428	—	—	—	—
Equity granted for directors’ fees	—	429	—	—	—	203
Equity awards granted to employees	352	779	12	1	120	868

Adjusted EBITDA	$20,095	$20,469	$37,636	$6,382	$10,315	$19,171

(1)	Gas derivative contracts are used to reduce our exposure to changes in gas prices. Change in the fair value of these gas derivative contracts are marked to market in our earnings each period. Further, these amounts represent non-cash charges.

Summary Historical Oil and Gas Reserve and Production Information
Cherokee Basin Assets and Seminole County Assets

The following table shows estimated net proved reserves for the Cherokee Basin Assets based on reserve reports prepared by our independent petroleum engineers, Cawley, Gillespie & Associates, Inc., and certain summary unaudited information with respect to production and sales of gas and oil with respect to such properties and for the three months ended March 31, 2008, our Seminole County Assets from the date of acquisition. In evaluating the material presented below, you should refer to “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business and Properties — Gas and Oil Data” in our 2007 Form 10-K incorporated by reference in this document.

	Predecessor		Successor
	As of December 31,
	2005	2006	2007

Reserve Data:
Proved developed gas (MMcf)	71,638	122,390	140,966
Proved undeveloped gas (MMcf)	62,681	75,650	69,957

Total proved gas (MMcf)	134,319	198,040	210,923
Proved developed oil (MBb1)(1)	32	32	37
Total proved reserves (MMcfe)	134,513	198,234	211,142
Proved developed reserves as a percentage of total proved reserves	53.4%	61.8%	66.9%
Standardized measure (in thousands)(2)	$482,545	$268,072	$322,537

	Predecessor			Successor
			January 1,	November 15,	Three
			2007	2007	Months
	Year Ended		through	through	Ended
	December 31,		November 14,	December 31,	March 31,
	2005	2006	2007	2007	2008

Net Production:
Gas (MMcf)	9,565	12,282	14,705	2,400	4,991
Oil (Bbl)	9,241	9,737	6,677	393	11,188
Total production (MMcfe)	9,620	12,341	14,746	2,402	5,058
Average daily production (MMcfe/d)	26.4	33.8	46.2	51.1	55.6
Gas and Oil Sales ($ in thousands):
Gas sales	$71,137	$72,865	$89,903	$15,420	$37,467
Gas derivatives — gain (loss)	(27,066)	(7,888)	6,892	388	(1,212)

Total gas sales	44,071	64,977	96,795	15,808	36,255
Oil sales	494	574	398	34	1,098

Total gas and oil sales	$44,565	$65,551	$97,193	$15,842	$37,353

Average Sales Price (excluding effects of hedging):
Gas ($ per Mcf)	$7.44	$5.93	$6.11	$6.45	$7.51
Oil ($ per Bbl)	53.46	58.95	59.65	85.98	98.12
Gas equivalent ($ per Mcfe)	7.45	5.95	6.12	6.45	7.62
Average Sales Price (including effects of hedging):
Gas ($ per Mcf)	$4.61	$5.29	$6.56	$6.71	$7.26
Oil ($ per Bbl)	53.46	58.95	59.65	85.98	98.12
Gas equivalent ($ per Mcfe)	4.63	5.31	6.57	6.71	7.38
Average Unit Costs ($ per Mcfe):
Production costs(3)	$2.23	$3.24	$1.79	$1.67	$1.62
General and administrative expenses	0.42	0.66	0.70	0.65	0.49
Depreciation, depletion and amortization	2.14	2.05	2.08	2.10	1.88

(1)	We have not estimated our proved undeveloped oil reserves because they are insignificant.

(2)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure differs from the standardized measure presented in the historical audited financial statements of Quest Energy Partners Predecessor included in this prospectus due to the exclusion of future income tax expense. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. The weighted average natural gas and oil wellhead Southern Star prices used in computing our estimated net proved reserves were $9.22 per Mcf and $55.69 per Bbl, respectively, as of December 31, 2005; $6.00 per Mcf and $58.06 per Bbl, respectively, as of December 31, 2006; and $6.39 per Mcf and $92.01 per Bbl, respectively, as of December 31, 2007. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read Note 7 to the financial statements in our 2007 Form 10-K.

(3)	Production costs include oil and gas production and transportation expenses.

Summary Historical Oil and Gas Reserve and Production Information
Appalachian Basin Assets

The following table shows the estimated net proved developed reserves we acquired from our Parent, based on reserve reports prepared by DeGolyer and MacNaughton of Dallas, Texas, and certain summary unaudited information with respect to production and sales of gas and oil with respect to such properties.

				As of
	As of December 31,			May 1,
	2005	2006	2007	2008

Reserve Data:
Proved developed gas (MMcf)	8,827	21,884	31,864	31,588
Proved developed crude oil (MBbl)	76	156	227	216
Total proved developed reserves (MMcfe)	9,283	22,820	33,226	32,878
Standardized measure (in thousands)(1)	$40,596	$76,553	$85,275	$119,229

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net production (MMcfe)	326	797	1,220	297
Average daily net production (MMcfe per day)	0.9	2.2	3.3	3.3
Average Sales Prices ($ per Mcfe)	$8.03	$8.40	$9.96	$11.01
Lifting Costs ($ per Mcfe)	$5.31	$1.97	$2.02	$2.50
Production and property tax ($ per Mcfe)(2)	$0.38	$0.50	$0.57	$0.53

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved developed reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Standardized measure does not reflect any future income tax expenses because PetroEdge (the owner of the properties at the time the reports were prepared) was not subject to income taxes. Standardized measure does not give effect to derivative transactions. Prices used in computing these calculations of future cash flows from estimated future production of proved reserves were $55.40, $56.31, $85.12 and $105.89 per barrel of oil on the last day of December 2005, 2006, 2007, and May 1, 2008, respectively, and $11.78, $8.70, $7.69 and $10.14 per million British Thermal Units of natural gas on the last day of December 2005, 2006, 2007, and May 1, 2008, respectively.

(2)	Production costs include lease operating expenses and production related taxes, including ad valorem and severance taxes.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risks described below and described under Item 1A. “Risk Factors” in our 2007 Form 10-K, together with all of the other information included in this prospectus, and any other information that we have incorporated by reference in evaluating an investment in our common units.

If any of these risks were actually to occur, then our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment. These risks are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to Our Business

The economic terms of the midstream services agreement may become unfavorable to us.

Under the midstream services agreement, we pay Quest Midstream, which is a party related to us, a fee per MMBtu for gathering, dehydration and treating services and a compression fee. These fees are subject to an annual upward adjustment based on increases in the producer price index and the market price for gas for the prior calendar year. If these fees increase at a faster rate than the realized prices that we receive from sale of our gas, our ability to make cash distributions to our unitholders may be adversely affected. Such fees are subject to renegotiation in connection with each of the two five year renewal terms, beginning after the initial term expires on December 1, 2016. In addition, at any time after each five year anniversary of the date of the midstream services agreement, each party will have a one-time option to elect to renegotiate the fees and/or the basis for the annual adjustment to the fees if the party believes there has been a material change to the economic returns or financial condition of either party. If the parties are unable to agree on the changes, if any, to be made to such terms, then the parties will enter into binding arbitration to resolve any dispute with respect to such terms. The renegotiated fees may not be as favorable to us as the initial fees. For 2008, the fees are $0.51 per MMBtu of gas for gathering, dehydration and treating services and $1.13 per MMBtu of gas for compression services. For additional information regarding the midstream services agreement, please read “— Gas Gathering” under Item 1 of our 2007 Form 10-K.

A default by our Parent under its credit facilities could result in a change of control of our general partner, which would be an event of default under our credit facilities and could adversely affect our operating results.

Our Parent has pledged its ownership interest in our general partner and in the general partner of Quest Midstream to secure its term loan credit facility. If our Parent were to default under its credit facility, the lenders under our Parent’s credit facility could obtain control of our general partner and the general partner of Quest Midstream or sell control of our general partner and the general partner of Quest Midstream to a third party. In the past, our Parent has not satisfied all of the financial covenants contained in its credit facilities. See Item 1A. “Risk Factors — Risks Related to Our Business — The credit facility of our operating subsidiary, Quest Cherokee, (to which we are a guarantor) has substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions” in our 2007 Form 10-K.

A change of control of our general partner would be an event of default under our credit facilities, which could result in a significant portion of our indebtedness becoming immediately due and payable.

In addition, our ability to make distributions would be restricted and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make accelerated repayments of our debt. In addition, our obligations under our credit facilities are secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit facilities, the lenders could seek to foreclose on our assets.

In addition, the new owner of our general partner may replace our existing management with new management that is not familiar with our existing assets and operations, which could adversely affect our results of operations and the amount of cash available for distributions. Furthermore, it is possible that a different person could end up with control of our general partner and Quest Midstream’s general partner. In such an event, the advantages that we have from being under common control with Quest Midstream would be lost, which could adversely affect our results of operations and the amount of cash available for distributions.

Risks Relating to the Acquisition of the Appalachian Basin Assets

The integration of the Appalachian Basin Assets presents significant challenges that may reduce the anticipated potential benefits of the acquisition.

We face significant challenges in consolidating functions and integrating the Appalachian Basin Assets, and related procedures and operations in a timely and efficient manner. The integration of the Appalachian Basin Assets will be complex and time-consuming due to the size and complexity of the assets and operations. The principal challenges include the following:

•	integrating the existing operations of the acquired assets;

•	coordinating geographically disparate organizations, systems and facilities;

•	preserving customer, supplier and other important relationships and resolving potential conflicts that may arise as a result of the acquisition;

•	integrating internal controls, compliances under the Sarbanes-Oxley Act of 2002 and other corporate governance matters; and

•	incurring significant transaction and integration costs.

Management will have to dedicate substantial effort to integrating the Appalachian Basin Assets. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process. Neither our Parent nor we expect to retain the personnel of PetroEdge and our Parent has entered into a one-year transition services agreement with PetroEdge’s parent, which includes PetroEdge’s existing management team, to assist in the integration process. Our Parent will be required to hire employees and retain service providers for our Appalachian Basin operations. There can be no assurance that these arrangements will be successful as we integrate the Appalachian Basin Assets, or that we will be successful in our efforts to hire and retain competent employees and service providers.

Risks of Entry into the Marcellus Shale Reservoir of the Appalachian Basin

We have limited experience in drilling wells in the Marcellus Shale. Appalachian Basin wells are more expensive to drill and complete and are more susceptible to mechanical problems than in the Cherokee Basin.

We and our Parent have limited experience in drilling development wells in the Marcellus Shale reservoir of the Appalachian Basin. Other operators in the Appalachian Basin also have limited experience in drilling wells to the Marcellus Shale. Thus, we have much less information with respect to the ultimate recoverable reserves and the production decline rate in the Marcellus Shale than we have in the Cherokee Basin. In addition, the wells to be drilled in the Appalachian Basin will be drilled deeper than in the Cherokee Basin, which makes the Appalachian Basin wells more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore. In addition, the fracturing of the Marcellus Shale will be more extensive and complicated than fracturing the geological formations in the Cherokee Basin.

Tax Risks to Common Unitholders

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Stinson Morrison Hecker LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

On July 21, 2008, based upon information received from our transfer agent, we had seven common unitholders of record. This number does not include owners for whom common units are held in “street” names. Our common units are listed on The NASDAQ Global Market under the symbol “QELP.”

The closing price of our common units on July 22, 2008 as reported on the NASDAQ Global Market was $16.31 per unit. The following table shows the high and low intraday sales prices of our common units during the fourth quarter of 2007 (beginning November 9, 2007) and the first, second and third quarters of 2008 through July 22, 2008. Distributions are shown in the quarter for which they were declared.

			Cash Distribution
	High	Low	Per Unit(1)

4th Quarter 2007	$17.10	$13.90	$0.2043	(2)
1st Quarter 2008	$16.29	$13.11	$0.41
2nd Quarter 2008	$17.60	$12.31
3rd Quarter 2008 (through July 22, 2008)	$17.04	$14.36

(1)	Identical cash distributions were paid on all outstanding common and subordinated units.

(2)	Reflects the pro rata portion of the $0.40 quarterly distribution per unit paid, representing the period from the November 15, 2007 closing of our initial public offering through December 31, 2007.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $60.7 million (approximately $69.9 million if the underwriters exercise their over-allotment option in full) at an assumed public offering price of $16.31 per unit, the last reported sale price of our common units on The NASDAQ Global Market on July 22, 2008, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will also receive approximately $1.3 million (approximately $1.5 million if the underwriters exercise their over-allotment option in full) from the related capital contribution by our general partner to maintain its 2% general partner interest in us.

On July 11, 2008, we entered into a six-month, second lien senior term loan in the amount of $45.0 million, and borrowed $30.0 million pursuant to our senior credit facility to fund the acquisition from our Parent of the Appalachian Basin Assets and to pay fees and expenses related to the transaction. Approximately $45.0 million of the net proceeds of this offering will be used to repay the outstanding balance due under our second lien senior term loan facility, which matures on January 11, 2009 and accrues interest at our option at the rate of LIBOR plus 6.5% or prime plus 5.5%. We will use the remaining proceeds to pay a portion of the outstanding balance on the senior credit facility, which matures on November 15, 2010 and accrued interest during the first quarter of 2008 at a weighted average interest rate of 6.885%, or for other general partnership purposes. Affiliates of certain of the underwriters participating in this offering are lenders under our second lien senior term loan and our senior credit facility. Please read “Underwriting.”

Funds we borrowed under our senior credit facility during the last year were used (i) for the contribution of the Cherokee Basin Assets in connection with our initial public offering, (ii) to refinance debt of our operating subsidiary in connection with our initial public offering, (iii) for capital expenditures we incurred primarily in connection with the development of our Cherokee Basin Assets, (iv) to purchase oil producing properties in Seminole County, Oklahoma and (v) to fund a portion of the purchase price for the Appalachian Basin Assets.

An increase or decrease in the offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by $3.8 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008:

•	on an actual basis;

•	on an as adjusted basis to give effect to the acquisition of the Appalachian Basin Assets, including the borrowings under our senior credit facility and second lien senior term loan to fund such acquisition; and

•	on an as further adjusted basis to give effect to this offering and the use of net proceeds therefrom as described under “Use of Proceeds”, assuming no exercise of the underwriters’ over-allotment option.

The proceeds we ultimately receive from this offering of common units are dependent upon numerous factors and subject to general market conditions. Accordingly, the actual amounts shown in the “As Further Adjusted” column may differ materially from those shown below.

This table should be read in conjunction with our financial statements and related notes included in our 2007 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

	As of March 31, 2008
		As	As Further
	Actual	Adjusted	Adjusted
	(Unaudited)
	(In thousands)

Cash and restricted cash	$1,945	$1,945	$1,945
Debt:
Senior credit facility	123,000	153,000	136,017
Second lien senior term loan	—	45,000	—
Other debt	484	484	484

Total debt	123,484	198,484	136,501
Partners’ equity:
Common units — public	130,317	130,317	190,969
Common units — Quest Resource Corporation	18,716	18,716	18,716
Subordinated units	50,276	50,276	50,276
General partner interest — Quest Energy GP, LLC	2,524	2,524	3,855
Accumulated other comprehensive income (loss)	(17,249)	(17,249)	(17,249)

Total partners’ equity	184,584	184,584	246,567

TOTAL CAPITALIZATION	$308,068	$383,068	$383,068

RECENT APPALACHIAN BASIN ACQUISITION

General

On July 11, 2008, our Parent consummated its acquisition of PetroEdge for approximately $141.6 million, subject to post-closing adjustments. Simultaneous with the closing of this acquisition, PetroEdge changed its name to Quest Eastern and we purchased from our Parent all of Quest Eastern’s interest in wellbores and related assets in West Virginia and New York associated with proved developed producing and proved developed non-producing reserves for approximately $71.6 million, subject to post-closing adjustments. As of May 1, 2008, there were approximately 32.9 Bcfe of estimated net proved developed reserves associated with the Appalachian Basin Assets we acquired. An additional 66.7 Bcfe of estimated net proved undeveloped reserves and property acquired in the acquisition were retained by our Parent.

We believe the characteristics of the Appalachian Basin are well suited to our structure as a master limited partnership. The Marcellus Shale is located in an area that is currently experiencing active exploration with encouraging results by companies such as Range Resources Corporation (NYSE:RRC), Equitable Resources, Inc. (NYSE:EQT), EOG Resources, Inc. (NYSE:EOG), Atlas Energy Resources, LLC (NYSE:ATN), CNX Gas Corporation (NYSE:CXG) and Chesapeake Energy Corporation (NYSE:CHK). The Marcellus Shale is a black, organic-rich shale formation that occurs in much of Ohio, West Virginia, Pennsylvania and New York and portions of Maryland, Kentucky, Tennessee, and Virginia. The fairway of the Marcellus Shale is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.

Acquisition of Appalachian Basin Assets

We own more than 400 wells that produced an average of 3.3 MMcfe/d net during the first quarter of 2008. Of these wells, 113 have been drilled in the last three years, 100 have confirmed Marcellus Shale, and 42 are currently producing from the Marcellus Shale. We have an average net revenue interest of 81% on an 8/8ths basis.

Our Parent believes there are over 700 potential vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore, included in the assets it has acquired in the Appalachian Basin. These potential well locations are located within approximately 78,000 net acres acquired by our Parent in West Virginia, Pennsylvania and New York, of which approximately 70,600 are located within the generally recognized fairway of the Marcellus Shale and are currently the subject of exploration and development by the operators discussed above. Included in this acreage is approximately 22,200 net acres in Lycoming County, Pennsylvania, which has seen high leasing activity by companies active in the Marcellus Shale.

Pursuant to our acquisition of the Appalachian Basin Assets from our Parent, we purchased the existing wellbores and related assets in West Virginia and New York, but not the right to explore or develop the acreage retained by our Parent. The purchase agreement provides that we will sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its existing fixed price gas contracts described below. We and our Parent have agreed to enter into an agreement on commercially reasonable terms for the continued gathering and transportation of our gas from the wellbores since the gathering system and related facilities used to transport gas produced from the wellbores remain with our Parent.

To fund the purchase price for the Appalachian Basin Assets and to pay fees and expenses related to the transaction, we borrowed (i) $45 million under our new six-month, second lien senior term loan agreement and (ii) $30 million under our senior credit facility, the borrowing base of which was recently increased to $190 million to facilitate our purchase of the Appalachian Basin Assets.

The board of directors of our general partner approved the acquisition of the Appalachian Basin Assets based on the recommendation from its conflicts committee, which consists entirely of independent directors. The conflicts committee retained independent legal and financial advisors to assist it in evaluating the transaction and considered a number of factors in approving the acquisition, including an opinion from the committee’s independent financial advisor that the consideration to be paid for the Appalachian Basin Assets was fair, from a financial point of view, to us.

During the year ended December 31, 2007 and the three months ended March 31, 2008, PetroEdge sold approximately 88% and 81%, respectively, of its gas to Dominion Field Services, Inc. No other customer accounted for more than 10% of revenues for the year ended December 31, 2007 or the three months ended March 31, 2008. In general, PetroEdge sold its gas under sale and purchase contracts, which have indefinite terms but may be terminated by either party on 30 days’ notice, other than with respect to pending transactions, or less following an event of default. In general, the contracts provide for sales prices equal to current market prices. However, as part of the PetroEdge acquisition, our Parent acquired fixed price contracts covering approximately 95,000 MMbtu per month through March 31, 2009 at prices ranging from $8.20/MMbtu to $9.32/MMbtu, 50,000 MMbtu per month from April 1, 2009 through October 31, 2009 at prices ranging from $8.76/MMbtu to $9.08/MMbtu and 40,000 MMbtu per month from November 1, 2009 through March 31, 2010 at a price of $8.76/MMbtu. We have agreed to sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its obligations under these contracts.

2008 Appalachian Basin Capital Expenditure Budget

In connection with the acquisition of our Appalachian Basin Assets, we are planning to recommend to the board of directors of our general partner an increase in our capital expenditure budget for the next 12 months. Over the next 12 months, we anticipate spending $8 million on projects contained in the Appalachian Basin. Our Appalachian Basin capital program is designed to raise production from the current level of 3.3 MMcfe/d to an average of 4.5 MMcfe/d over the next twelve months and to hold production constant at this level thereafter. Our Appalachian Basin capital budget over the next 12 months will be mainly directed towards completing existing wells in the Marcellus Shale or Devonian Sand formations in Ritchie County, West Virginia and increasing production from other existing wells through various optimization techniques including stimulations, recompletions and enhancing production infrastructure.

Appalachian Basin Assets Gas and Oil Data

Estimated Net Proved Reserves.  The following table presents the estimated net proved developed gas and oil reserves of the Appalachian Basin Assets as of the dates presented based on its reserve reports as of the dates listed below. The data was prepared by the petroleum engineering firm DeGolyer and MacNaughton.

	December 31,			May 1,
	2005	2006	2007	2008

Proved developed gas (MMcf)	8,827	21,884	31,864	31,588
Proved developed crude oil (MBbl)	76	156	227	216
Total proved developed (MMcfe)	9,283	22,820	33,226	32,878
Standardized measure (in thousands)(1)	$40,596	$76,553	$85,275	$119,229

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenues. PetroEdge’s standardized measure does not reflect any future income tax expenses because it was not subject to income taxes. Standardized measure does not give effect to derivative transactions. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

The following table provides additional information regarding estimated net proved developed reserves, standardized measure and number of potential wells for each of the significant counties in which we have operations in the Appalachian Basin:

	Ritchie	Lewis	Wetzel	Other(1)	Total

Proved reserves (MMcfe)
Proved developed producing	12,397	361	712	2,350	15,820
Proved developed non-producing	16,344	0	0	719	17,063

Total proved developed	28,741	361	712	3,069	32,883

Standardized measure (in thousands)	$103,465	$1,471	$2,936	$11,358	$119,229
Wellbores	324	1	3	99	427

(1)	Includes in West Virginia: Braxton, Cabell, Calhoun, Doddridge, Gilmer, Kanawha, Lincoln, Pleasants, Wayne and Wood Counties; in New York: Steuben County.

The data in the tables above represent estimates only. Gas and oil reserve engineering is inherently a subjective process of estimating underground accumulations of gas and oil that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of gas and oil that are ultimately recovered.

Production Volumes, Sales Prices and Production Costs.  The following table sets forth information regarding the natural gas and oil properties included in the Appalachian Basin Assets. The gas and oil production figures reflect the net production attributable to the acquired revenue interest and are not indicative of the total volumes produced by the wells.

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net Production:
Gas (Bcf)	286	672	1,090	274
Oil (Bbls)	6,605	20,875	21,691	3,859
Gas equivalent (Bcfe)	326	797	1,220	297
Gas and Oil Sales ($ in thousands):
Gas sales	$2,288	$5,581	$10,719	$2,989
Oil sales	330	1,115	1,427	280

Total gas and oil sales	2,618	6,696	12,146	3,269
Average Sales Price:
Gas ($ per Mcf)	$8.00	$8.31	$9.83	$10.91
Oil ($ per Bbl)	49.96	53.41	65.79	72.56
Gas equivalent ($ per Mcfe)	8.03	8.40	9.96	11.01
Expenses ($ per Mcfe):
Lifting	$5.31	$1.97	$2.02	$2.50
Production and property tax	0.38	0.50	0.57	0.53

Producing Wells.  The following table sets forth information regarding the Appalachian Basin Assets as of May 1, 2008. For purposes of the table below, productive wells consist of producing wells and wells capable of production.

	Productive Wells
	Gas		Oil		Total
	Gross	Net	Gross	Net	Gross	Net

May 1, 2008	423	392	4	4	427	396

The Partnership’s acquisition of the Appalachian Basin Assets consisted entirely of existing wellbores and related assets. Accordingly, the Partnership acquired no leasehold acreage and is not entitled to complete these wells in formations that are deeper than the deepest zone of completion of each wellbore at the time transferred.

State Regulation of Oil and Gas Producing Activities

State regulatory agencies where a producing natural gas well is located provide a comprehensive statutory and regulatory scheme for oil and gas operations, such as our current and proposed operations in the Appalachian Basin, including supervising the production activities and transportation of natural gas sold in intrastate markets. Oil and gas operations are regulated in West Virginia by the West Virginia Division of Natural Resources and in New York by the New York Bureau of Oil and Gas Regulation, Division of Mineral Resources.

Among other things, the regulations involve:

•	new well permit and well registration requirements, procedures and fees;

•	minimum well spacing requirements;

•	restriction on well locations and underground gas storage;

•	certain well site restoration, groundwater protection and safety measures;

•	landowner notification requirements;

•	certain bonding or other security measures;

•	various reporting requirements;

•	well plugging standards and procedures; and

•	broad enforcement powers.

HOW WE MAKE CASH DISTRIBUTIONS

Our Parent holds all of the member interests in our general partner, and consequently is indirectly entitled to all of the distributions that we make to our general partner, subject to the terms of the limited liability company agreement of our general partner and relevant legal restrictions.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General.  Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash.  Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business, including the payment of fees payable to our general partner;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months other than from additional working capital borrowings.

Minimum Quarterly Distribution.  We will distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.40 per unit, or $1.60 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreements. Please read Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility” in our 2007 10-K and Item 1.01 “Entry into a Material Definitive Agreement — Term Loan Agreement” in our Current Report on Form 8-K filed on July 16, 2008 for a discussion of the restrictions in our credit agreements that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights.  Our general partner is currently entitled to 2% of all quarterly distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 25%, of the cash we distribute from operating surplus (as defined below) in excess of $0.46 per unit per quarter. The maximum distribution of 25% includes distributions paid to our general partner on its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 25% does not include any distributions that our general partner may receive on units that it owns.

Operating Surplus and Capital Surplus

General.  All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus.  Operating surplus consists of:

•	$25.9 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from (i) borrowings that are not working capital borrowings, (ii) sales of equity securities and debt securities, (iii) sales or other dispositions of assets outside the ordinary course of business, (iv) the termination of commodity hedge contracts prior to the termination date specified therein, (v) capital contributions received, (vi) corporate reorganizations or restructurings and (vii) sales in connection with plugging and abandoning and other reclamation activities for our wells; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating and capital expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Part of our business strategy is to limit our exposure to volatility in commodity prices by entering into derivative contracts. In general, all of the payments we make or receive under derivative contracts, including periodic settlement payments, the purchase price of put contracts and payments made or received in connection with the termination of derivative contracts, will be added or deducted in the determination of operating surplus on the date the payment is received or made. Our partnership agreement allows our general partner, with the approval of the conflicts committee of our board of directors, to allocate payments made or received under derivative contracts over multiple periods, or to exclude such payments or receipts from the calculation of operating surplus if it determines such treatment to be appropriate.

Operating Expenditures.  We define operating expenditures in the partnership agreement, and it generally means all of our expenditures, including, but not limited to, lease operating expenses, taxes, reimbursements of expenses to our general partner, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus when such repayment actually occurs;

•	payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

•	actual maintenance capital expenditures;

•	expansion capital expenditures;

•	payment of transaction expenses relating to interim capital transactions; or

•	distributions to partners.

Maintenance Capital Expenditures.  Maintenance capital expenditures are those capital expenditures required to maintain our production levels and asset base over the long term. Examples of maintenance capital expenditures include capital expenditures to bring our non-producing reserves into production, such as drilling and completion costs, enhanced recovery costs and other construction costs, and costs to acquire reserves that replace the reserves we expect to produce in the future. Well plugging and abandonment, site restoration and similar costs will also be considered maintenance capital expenditures.

Expansion Capital Expenditures.  Expansion capital expenditures are those capital expenditures that we expect will increase our production of our gas and oil properties or our asset base over the long term. Examples of expansion capital expenditures include the acquisition of gas and oil properties or equipment or new exploitation or development prospects, to the extent we expect that such expenditures will increase current production of our oil and gas properties over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of such capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement is put into service or the date that it is disposed of or abandoned.

Estimated Average Maintenance Capital Expenditures.  Because our maintenance capital expenditures can be very large and irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus (as described below) and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect of these fluctuations on operating surplus, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our production levels and asset base over the long term be subtracted in calculating operating surplus each quarter as opposed to the actual amounts we spend. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The deduction of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it will reduce the need to borrow under our credit facility to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

•	it will reduce the likelihood that a large maintenance capital expenditure in a period will prevent the conversion of some or all of their subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Characterization of Cash Distributions.  Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to $25.9 million. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $25.9 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General.  Our partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to the minimum quarterly distribution of $0.40 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period.  Except as described below under “— Early Conversion of Subordinated Units”, the subordination period will extend until the first day of any quarter beginning after December 31, 2012 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of the Subordination Period.  When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early Conversion of Subordinated Units.  If the tests for ending the subordination period are satisfied for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2010, 25% of the subordinated units will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2011, an additional 25% of the subordinated units will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

In addition to the early conversion of subordinated units described above, all of the subordinated units will convert into an equal number of common units on the first day of any quarter beginning after December 31, 2010 that each of the following tests are met:

•	distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and the 2% general partner interest equaled or exceeded $2.00 (125% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.00 per common unit (125% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the 2% general partner interest during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Adjusted Operating Surplus.  Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus is calculated using estimated maintenance capital expenditures, rather than actual maintenance capital expenditures and, to the extent the estimated amount for a period is less than the actual amount, the cash generated from operations during that period would be less than adjusted operating surplus.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (13% and 23%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.46 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.50 per unit for that quarter (the “second target distribution”); and

•	thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the Class B units.

The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarter distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

•	thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.60.

	Quarterly	Marginal Percentage		Quarterly
	Distribution	Interest in Distributions		Distribution per
	per Unit		General	Unit Following
	Prior to Reset	Unitholders	Partner	Hypothetical Reset

Minimum Quarterly Distribution	$0.40	98%	2%	$0.60
First Target Distribution	up to $0.46	98%	2%	up to $0.69(1)
Second Target Distribution	above $0.46	85%	15%	above $0.69(1)
	up to $0.50			up to $0.75(2)
Thereafter	above $0.50	75%	25%	above $0.75(2)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution

(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that there are 25,159,502 common units and 513,459 general partner units, representing a 2% general partner interest, outstanding, and that the average distribution to each common unit is $0.60 for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

			General Partner Cash Distribution
	Quarterly	Common	Prior to Reset
	Distribution	Unitholders Cash		2% General	Incentive
	per Unit	Distributions	Class B	Partner	Distribution		Total
	Prior to Reset	Prior to Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.40	$10,063,801	—	$205,384	$—	$205,384	$10,269,184
First Target Distribution	up to $0.46	1,509,570	—	30,808	—	30,808	1,540,378
Second Target Distribution	above $0.46	1,006,380	—	23,680	153,917	177,596	1,183,977
	up to $0.50
Thereafter	above $0.50	2,515,950	—	67,092	771,558	838,650	3,354,600

		$15,095,701	—	$326,963	$925,475	$1,252,438	$16,348,139

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 25,159,502 common units, 1,542,458 Class B units and 513,459 general partner units, representing a 2% general partner interest, outstanding, and that the average distribution to each common unit is $0.60. The number of Class B units was calculated by dividing (x) the $925,475 received by the general partner in respect of its incentive distribution rights as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above by (y) the $0.60 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

	Quarterly	Common	General Partner Cash Distribution After Reset
	Distribution	Unitholders Cash		2% General	Incentive
	per Unit	Distributions	Class B	Partner	Distribution		Total
	After Reset	After Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.60	$15,095,701	$925,475	$326,963	—	$1,252,438	$16,348,139
First Target Distribution	up to $0.69	—	—	—	—	—	—
Second Target Distribution	above $0.69	—	—	—	—	—	—
up to $0.75
Thereafter	above $0.75	—	—	—	—	—	—

		$15,095,701	$925,475	$326,963	—	$1,252,438	$16,348,139

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount”, until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly	Marginal Percentage
	Distribution per	Interest in Distributions
	Unit Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.40	98%	2%
First Target Distribution	up to $0.46	98%	2%
Second Target Distribution	above $0.46	85%	15%
	up to $0.50
Thereafter	above $0.50	75%	25%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.  Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumption that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus.  Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price of $18.00 from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 75% being paid to the holders of units and 25% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash upon Liquidation

General.  If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•	thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

The percentage interests set forth above for our general partner assumed that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we did not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses.  If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts.  Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MANAGEMENT

As is the case with many publicly traded partnerships, we do not directly have officers, directors or employees. Our operations and activities are managed by our general partner, Quest Energy GP, LLC (“Quest Energy GP”), which is wholly owned by our Parent. Quest Energy GP has a board of directors that oversees its management, operations and activities. We refer to the board of directors of Quest Energy GP as the “board of directors of our general partner.”

Our general partner manages our operations and activities on our behalf. We have entered into a management services agreement with Quest Energy Service, LLC (“Quest Energy Service”), a wholly-owned subsidiary of our Parent, pursuant to which Quest Energy Service provides us with legal, accounting, finance, tax, property management, engineering, risk management and acquisition services in respect of opportunities for us to acquire long-lived, stable and proved gas and oil reserves. The management services agreement provides that employees of Quest Energy Service (including the persons who are executive officers of our general partner) will devote such portion of their time as may be needed to conduct our business and affairs.

Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders are not entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. As owner of our general partner, our Parent has the ability to elect all the members of the board of directors of our general partner. Our general partner owes a fiduciary duty to our unitholders, although our partnership agreement limits such duties and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are nonrecourse to it.

The following table shows information regarding the current directors and executive officers of our general partner. Directors are elected for one-year terms by our Parent, the owner of our general partner.

Name	Age	Position

Jerry D. Cash(1)	46	Chairman of the Board, Chief Executive Officer, Director
David E. Grose	55	Chief Financial Officer
David Lawler	40	Chief Operating Officer and Director
David Bolton	40	Executive Vice President — Land
Richard Marlin	55	Executive Vice President — Engineering
Jack Collins	32	Executive Vice President — Investor Relations
Thomas A. Lopus	50	Executive Vice President — Quest Eastern Resource
Gary Pittman(2)	45	Director
Mark Stansberry(2)	52	Director

(1)	Member of the audit committee.

(2)	Member of the audit committee, nominating committee and conflicts committee.

Our general partner’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Jerry D. Cash has served as the Chairman of the Board of Directors and Chief Executive Officer of our general partner since its formation in 2007. Mr. Cash is Chief Executive Officer and a Director of our Parent. Mr. Cash has been active in the gas and oil exploration and development business for over 25 years. Mr. Cash has been the Chairman of the Board of our Parent since November 2002, when our Parent acquired STP Cherokee, Inc. Mr. Cash has been Chief Executive Officer since September 2004. From November 2002 until September 2004, he was Co-Chief Executive Officer of our Parent. From November 2002 until June 2004, he was Chief Financial Officer of our Parent. In 1987, Mr. Cash formed STP, Inc. and as President directed that company in the identification and realization of numerous oil, gas and CBM exploration projects. In November 2002, Mr. Cash transferred substantially all of the assets of STP, Inc. to STP Cherokee and sold STP Cherokee to our Parent in November 2002. From 1980 to 1986, Mr. Cash worked for Bodard & Hale Drilling Company while pursuing a petroleum engineering degree at Oklahoma State University and the University of Oklahoma. During this period, Mr. Cash drilled several hundred wells throughout Oklahoma. A long-time resident of Oklahoma, Mr. Cash maintains an active role in several charitable organizations.

David E. Grose has served as the Chief Financial Officer of our general partner since its formation in 2007. Mr. Grose is Chief Financial Officer of our Parent, and has held that position since June 2004. Mr. Grose has 25 years of financial experience, primarily in the exploration, production, and drilling sectors of the gas and oil industry. Mr. Grose also has significant knowledge and expertise in capital development and in the acquisition of oil & gas companies. From January 2004 to June 2004, Mr. Grose was Chief Financial Officer for Avalon Corrections, Inc., a corrections company. From June 2002 until December 2003, Mr. Grose was Chief Financial Officer for Oxley Petroleum Company. From April 1999 to December 2001, Mr. Grose was Chief Financial Officer for a telecommunications company. From July 1997 to April 1999, Mr. Grose was Chief Financial Officer for Bayard Drilling Technologies, Inc. Prior to that, Mr. Grose was employed by Alexander Energy Corporation from March 1980 to February 1997, in various positions, most recently as Chief Financial Officer. Mr. Grose earned a B.A. in Political Science from Oklahoma State University in 1974 and an MBA from the University of Central Oklahoma in 1977.

David Lawler has served as a Director and the Chief Operating Officer of our general partner since its formation in 2007. Mr. Lawler has served as Chief Operating Officer of our Parent since May 2007. Mr. Lawler has worked in the oil and gas industry for more than 16 years in various management and engineering positions including production, drilling, project management and facilities. Prior to joining our Parent, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 and in his most recent assignment, served as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast from January 2005 to May 2007. These assets included Shell’s prolific gas producing assets located in South Texas as well as offshore sour gas production facilities near Mobile Bay, Alabama and the Yellowhammer Sulfur Recovery Plan located in Coden, Alabama. Prior to his role as Operations Manager, Mr. Lawler progressed through technical and leadership assignments at Shell, including Executive Support/Staff Business Analyst (March 2003 to December 2004) and drilling engineering team leader (May 1997 to February 2003). Prior to joining Shell, Mr. Lawler was employed by Conoco, Inc. and Burlington Resources in various domestic engineering and operations positions. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a bachelor’s of science degree in petroleum engineering and earned his Masters in Business Administration from Tulane University in 2003.

David Bolton has served as Executive Vice President — Land of our general partner since its formation in 2007. Mr. Bolton has served as Executive Vice President — Land of our Parent since May 2006. Prior to that, Mr. Bolton was a Land Manager for Continental Land Resources LLC, an Oklahoma based gas and oil lease broker from May 2004 to May 2006. Prior to that, Mr. Bolton was a landman for

Continental Land Resources from April 2001 to May 2004. Mr. Bolton was an independent landman from 1995 to April 2001. Mr. Bolton is a Certified Professional Landman with over 17 years of experience in various aspects of the gas and oil industry, and has worked extensively throughout Oklahoma, Texas, and Kansas. Mr. Bolton holds a Bachelor of Liberal Studies degree from the University of Oklahoma, attended the Oklahoma City University School of Law, and is a member of American Association of Petroleum Landmen, Oklahoma City Association of Petroleum Landmen, the American Bar Association, and the Energy Bar Association.

Richard Marlin has served as Executive Vice President — Engineering of our general partner since its inception in 2007. Mr. Marlin has served as Executive Vice President — Engineering of our Parent since September 2004. Mr. Marlin also was our Parent’s Chief Operations Officer from February 2005 through July 2006. Mr. Marlin was our Parent’s engineering manager from November 2002 to September 2004. Prior to that, Mr. Marlin was the engineering manager for STP from 1999 until STP’s acquisition by our Parent in November 2002. Prior to that, Mr. Marlin was employed by Parker and Parsley Petroleum as the Mid-Continent Operations Manager for 12 years. Mr. Marlin has more than 32 years industry experience involving all phases of drilling and production in more than 14 states. His experience also involved primary and secondary operations along with the design and oversight of gathering systems that move as much as 175 MMcf/d. Mr. Marlin is a registered Professional Engineer holding licenses in Oklahoma and Colorado. Mr. Marlin earned a B.S. in Industrial Engineering and Management from Oklahoma State University in 1974. Mr. Marlin was a Director of the Mid-Continent Coal Bed Methane Forum.

Jack Collins has served as Executive Vice President — Investor Relations of our general partner since July 2008. Mr. Collins has served as Executive Vice President — Investor Relations of our Parent since December 2007. Mr. Collins has more than 11 years of experience providing analysis and advice to oil and gas industry investors. Prior to joining us, he worked for A.G. Edwards & Sons, Inc., a national, full-service brokerage firm, from 1999 to 2007 in various positions, most recently as a Securities Analyst, where he was responsible for initiating the firm’s coverage of the high yield U.S. energy stock sector (exploration and production (E&P) partnerships and U.S. royalty trusts). As an Associate Analyst (2001 to 2005) and Research Associate (1999 to 2001) at A.G. Edwards, he assisted senior analysts in coverage of the independent E&P and oilfield service sectors of the energy industry. Mr. Collins holds a Bachelors degree in Economics with a Business Emphasis from the University of Colorado at Boulder.

Thomas Lopus has served as Executive Vice President — Quest Eastern Resource of our general partner and our Parent since July 2008. Mr. Lopus has more than 27 years of experience in the oil and gas industry. Prior to joining us, Mr. Lopus served as Senior Vice President of Eastern Operations for Linn Energy, LLC from April 2006 to July 2008 where he was responsible for all Eastern United States natural gas and oil activity. From April 2005 to March 2006, he was an independent consultant for a variety of oil and gas related business. From February 2002 to March 2005, Mr. Lopus held senior management positions at Equitable Resources, Inc., where he was responsible for all natural gas and oil operations. Prior to that, he worked at FINA, Inc. for 20 years, where he was in charge of all natural gas and oil operations in the United States. Mr. Lopus is a registered petroleum engineer and received a Bachelor of Science degree from The Pennsylvania State University in Petroleum and Natural Gas Engineering. He has held leadership positions with numerous industry and civic organizations, including the Independent Petroleum Association of America, Society of Petroleum Engineers, American Petroleum Institute, United Way, and March of Dimes.

Gary Pittman has been a director of our general partner since November 2007. Mr. Pittman is currently an active private investor with his own investment company, G. Pittman & Company, of which he has been president for the past 15 years, who began his career in private equity and investment banking. From 1987 to 1995, Mr. Pittman was Vice President of The Energy Recovery Fund, a

$180 million private equity fund focused on the energy industry. Mr. Pittman has served as a director of various oil and natural gas companies, including Flotek Industries, Inc., a specialty chemical oil service company; Geokinetics, Inc., a seismic acquisition and processing company; Czar Resources, Ltd, a Canadian E&P company; and Sub Sea International, an offshore robotics and diving company. He owned and operated an oil and gas production and gas gathering company in Montana from 1992 to 1998. Mr. Pittman currently chairs the compensation committee and serves on the audit committee for Flotek, and chairs the compensation committee and serves on the audit and governance committees for Geokinetics. Mr. Pittman holds a B.A. degree in Economics/Business from Wheaton College and an MBA from Georgetown University.

Mark Stansberry has been a director of our general partner since November 2007. Mr. Stansberry currently serves as the Chairman and a director of The GTD Group, which owns and invests in companies including those specializing in energy consulting and management, environmental, governmental relations, international trade development and commercial construction. He has served as Chairman of The GTD Group since 1998. He has served as Chairman of The Governor’s International Team and State Chamber’s Energy Council in Oklahoma. He currently serves on a number of other boards, including the Board of Directors of People to People International, and serves as President of the International Society of The Energy Advocates. Mr. Stansberry has testified before the U.S. Senate Energy and Natural Resources Committee and is the author of the book: The Braking Point: America’s Energy Dreams and Global Economic Realities. Mr. Stansberry is a 1977 Bachelor’s of Arts graduate from Oklahoma Christian University, a graduate of the Fund for American Studies/Georgetown University, and a graduate of the Intermediate School of Banking, Oklahoma State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth the beneficial ownership of our units that will be owned upon the consummation of this offering (assuming the underwriters do not exercise their over-allotment option) by:

•	each person known by us to beneficially own 5% or more of our common or subordinated units;

•	each director of our general partner;

•	each of the executive officers of our general partner named in the summary compensation table in Item 11. “Executive Compensation” in our 2007 Form 10-K; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of
Common
		Percentage of			Percentage of	Units and
	Common	Common		Subordinated	Subordinated	Subordinated
	Units	Units		Units	Units	Units
	Beneficially	Beneficially		Beneficially	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned		Owned	Owned	Owned

5% Beneficial Owners:
Quest Resource Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102	3,201,521	19.6%		8,857,981	100%	47.9%
Officers and Directors:
Jerry D. Cash	—	—		—	—	—
David E. Grose	—	—		—	—	—
David C. Lawler	—	—		—	—	—
David Bolton	—	—		—	—	—
Richard Marlin	—	—		—	—	—
Gary Pittman(1)	46,990		*	—	—		*
Mark Stansberry(2)	3,750		*	—	—		*
All Directors and Executive Officers as a Group (9 persons)	50,740		*	—	—		*

*	Signifies less than 1%

(1)	38,150 common units are owned by G. Pittman & Company, which is wholly owned by Gary and Alice Pittman as tenants by the entirety. 5,090 common units are owned by Gary and Alice Pittman as tenants by the entirety. These securities, along with other securities, are pledged as collateral to secure margin debt in a marginable brokerage account. In addition, Mr. Pittman is entitled to receive 11,250 bonus units upon satisfaction of certain vesting requirements. Mr. Pittman does not have the ability to vote these bonus units.

(2)	In addition, Mr. Stansberry is entitled to receive 11,250 bonus units upon satisfaction of certain vesting requirements. Mr. Stansberry does not have the ability to vote these bonus units.

The following table sets forth the beneficial ownership of shares of our Parent’s common stock as of July 11, 2008 by:

•	each director of our general partner;

•	each of the executive officers of our general partner named in the summary compensation table in Item 11. “Executive Compensation” in our 2007 Form 10-K; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

		Percent
	Number of Shares of	of Our Parent’s
	Our Parent’s Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Jerry D. Cash(1) 210 Park Avenue, Suite 2750 Oklahoma City, OK 73102	1,791,973	5.5%
David E. Grose(2)	158,703		*
David C. Lawler(3)	105,000		*
David W. Bolton(4)	76,606		*
Richard Marlin(5)	73,346		*
Gary Pittman(6)	122,276		*
Mark Stansberry	—	—
All Directors and Executive Officers as a Group (9 Persons)	2,387,904	7.4%

*	Signifies less than 1%

(1)	Includes (i) 1,200 shares of our common stock owned by Mr. Cash’s wife, Sherry J. Cash, (ii) 7,678 shares held in Mr. Cash’s retirement account (Mr. Cash does not have voting rights with respect to the shares held in his profit sharing retirement account) and (iii) 328,720 restricted shares, which are subject to vesting. Mr. Cash disclaims beneficial ownership of the shares owned by Sherry

J. Cash. In addition, Mr. Cash is entitled to receive 3,456 bonus shares upon satisfaction of certain vesting requirements. Mr. Cash does not have the ability to vote these bonus shares. Of the 1,791,973 shares of our Parent’s common stock beneficially owned by Mr. Cash, 1,014,458 have been pledged to secure a personal loan.

(2)	Includes (i) 3,281 shares of our Parent’s common stock held in Mr. Grose’s retirement account (Mr. Grose does not have voting rights with respect to these shares) and (ii) 70,000 restricted shares, which are subject to vesting. In addition, Mr. Grose is entitled to receive 2,376 bonus shares upon satisfaction of certain vesting requirements. Mr. Grose does not have the ability to vote these bonus shares.

(3)	Includes 60,000 restricted shares, which are subject to vesting.

(4)	Includes 50,000 restricted shares, which are subject to vesting. In addition, Mr. Bolton is entitled to receive 740 bonus shares upon satisfaction of certain vesting requirements. Mr. Bolton does not have the ability to vote these bonus shares.

(5)	Includes (i) 8,258 shares held in Mr. Marlin’s retirement account (Mr. Marlin does not have voting rights with respect to the these shares) and (ii) 30,000 restricted shares, which are subject to vesting. In addition, Mr. Marlin is entitled to receive 1,376 bonus shares upon satisfaction of certain vesting requirements. Mr. Marlin does not have the ability to vote these bonus shares.

(6)	The 122,276 shares are owned by Gary and Alice Pittman as tenants by the entirety. These securities, along with other securities, are pledged as collateral to secure margin debt in a marginable brokerage account.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, our general partner and its affiliates will own 3,201,521 common units and 8,857,981 subordinated units (excluding units owned by our independent directors) representing an aggregate 47.0% limited partner interest in us. In addition, our general partner owns a 2% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates (other than payments to be made to our independent directors on account of common units owned by them) in connection with the ongoing operation and any liquidation of Quest Energy Partners. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally distribute 98% of our available cash to all unitholders, including affiliates of our general partner (as the holders of an aggregate of 3,201,521 common units and 8,857,981 subordinated units) and 2% of our available cash to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 23% of the distributions above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.8 million on their general partner interest and $19.3 million on their common and subordinated units.

Payments to our general partner and its affiliates	Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to our general partner by its affiliates. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our management services agreement requires us to reimburse Quest Energy Service for its expenses incurred on our behalf.

Withdrawal or removal of the general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of that interest.

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Relating to Our Initial Public Offering

We and other parties entered into various documents and agreements that effected our initial public offering and related transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of our initial public offering. These agreements were not the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not have been effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, were paid from the proceeds of the offering.

Omnibus Agreement.  We entered into an omnibus agreement with our Parent that governs our relationship with it and its subsidiaries with respect to certain matters not governed by the management services agreement.

Under the omnibus agreement, our Parent and its subsidiaries agreed to give us a right to purchase any natural gas or oil wells or other natural gas or oil rights and related equipment and facilities that they acquire within the Cherokee Basin, but not including any midstream or downstream assets. Except as provided above, our Parent will not be restricted, under either our partnership agreement or the omnibus agreement, from competing with us and may acquire, construct or dispose of additional gas and oil properties or other assets in the future without any obligation to offer us the opportunity to acquire those assets.

Under the omnibus agreement, our Parent will indemnify us for three years after the closing of our initial public offering against certain potential environmental claims, losses and expenses associated with the operation of the assets occurring before the closing date of the offering. Additionally, our Parent will indemnify us for losses attributable to title defects (for three years after the closing of the offering), retained assets and income taxes attributable to pre-closing operations (for the applicable statute of limitations). Our Parent’s maximum liability for the environmental indemnification obligations will not exceed $5.0 million and our Parent will not have any indemnification obligation for environmental claims or title defects until our aggregate losses exceed $500,000. Our Parent will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the offering. We have agreed to indemnify our Parent against environmental liabilities related to our assets to the extent our Parent is not required to indemnify us. We also will indemnify our Parent for all losses attributable to the post-closing operations of the assets contributed to us, to the extent not subject to our Parent’s indemnification obligations.

Any or all of the provisions of the omnibus agreement, other than the indemnification provisions described above, will be terminable by our Parent at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. The omnibus agreement will also terminate in the event of a change of control of us or our general partner.

Midstream Services Agreement.  We became a party to an existing midstream services and gas dedication agreement between our Parent and Quest Midstream pursuant to which Quest Midstream gathers and provides certain midstream services, including, dehydration, treating and compression, to us for all gas produced from our wells in the Cherokee Basin that are connected to Quest Midstream’s gathering system.

The initial term of the midstream services agreement expires on December 1, 2016, with two additional five-year extension periods that may be exercised by either party upon 180 days’ notice. The fees charged under the midstream services agreement are subject to renegotiation upon the exercise of each five-year extension period.

Under the midstream services agreement, we agreed to pay Quest Midstream $0.50 per MMBtu of gas for gathering, dehydration and treating services and $1.10 per MMBtu of gas for compression services, subject to an annual adjustment to be determined by multiplying each of the gathering services fee and the compression services fee by the sum of (i) 0.25 times the percentage change in the producer price index for the prior calendar year and (ii) 0.75 times the percentage change in the Southern Star first of month index for the prior calendar year. Such adjustment will be calculated within 60 days after the beginning of each year, but will be retroactive to the beginning of the year. Currently, such fees are not subject to reduction below the initial rates described above. For 2008, the fees are $0.51 per MMBtu of gas for gathering, dehydration and treating services and $1.13 per MMBtu of gas for compression services. In addition, at any time after each five year anniversary of the date of the midstream services agreement, each party will have a one-time option to elect to renegotiate the fees and/or the basis for the annual adjustment to the fees if the party believes there has been a material change to the economic returns or financial condition of either party. If the parties are unable to agree on the changes, if any, to be made to such terms, then the parties will enter into binding arbitration to resolve any dispute with respect to such terms.

In accordance with the midstream services agreement, we will bear the cost to remove and dispose of free water from our gas prior to delivery to Quest Midstream and of all fuel requirements necessary to perform the gathering and midstream services, plus any gas shrinkage.

Quest Midstream will have an exclusive option for sixty days to connect to its gathering system each of the gas wells that we develop in the Cherokee Basin. In addition, Quest Midstream will be required to connect to its gathering system, at its expense, any new gas wells that we complete in the Cherokee Basin if Quest Midstream would earn a specified internal rate of return from those wells. This rate of return is subject to renegotiation once after the fifth anniversary of the agreement and once during each renewal period at the election of either party. Quest Midstream also has the sole discretion to cease providing services on all or any part of its gathering system if it determines that continued operation is not economically justified. If Quest Midstream elects to do so, it must provide us with 90 days’ written notice and will offer us the right to purchase that part of the terminated system. If we do acquire that part of the system and it remains connected to any other portion of Quest Midstream’s gathering system, then we may deliver our gas from the terminated system to Quest Midstream’s system, and a fee for any services provided by Quest Midstream will be negotiated.

In addition, Quest Midstream agreed to install the saltwater disposal lines for our gas wells connected to Quest Midstream’s gathering system for a fee of $1.25 per linear foot and connect such lines to our saltwater disposal wells for a fee of $1,000 per well, subject to an annual adjustment based on changes in the Employment Cost Index for Natural Resources, Construction, and Maintenance. For

2008, the fees are $1.29 per linear foot to install saltwater disposal lines and $1,030 per well to connect such lines to our saltwater disposal wells.

The gathering fees payable to Quest Midstream under the midstream services agreement in some cases exceed the amount we are able to charge to royalty owners under our gas leases for gathering and compression. For the year ended December 31, 2007, we paid approximately $6.0 million to Quest Midstream under the midstream services agreement.

Management Services Agreement.  We entered into a management services agreement with Quest Energy Service pursuant to which Quest Energy Service provides us with legal, information technology, accounting, finance, insurance, tax, property management, engineering, administrative, risk management, corporate development, commercial and marketing, treasury, human resources, audit, investor relations and acquisition services in respect of opportunities for us to acquire long-lived, stable and proved gas and oil reserves.

We reimburse Quest Energy Service for the reasonable costs of the services it provides to us. The employees of Quest Energy Service also manage the operations of our Parent and Quest Midstream and Quest Energy Service is reimbursed by our Parent and Quest Midstream for general and administrative services incurred on their respective behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to Quest Energy Service by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Our general partner has the right and the duty to review the services provided, and the costs charged, by Quest Energy Service under the management services agreement. Our general partner may in the future cause us to hire additional personnel to supplement or replace some or all of the services provided by Quest Energy Service, as well as employ third-party service providers. If we were to take such actions, they could increase the overall costs of our operations.

The management services agreement is not terminable by us without cause so long as our Parent controls our general partner. Thereafter, the agreement is terminable by either us or Quest Energy Service upon six months’ notice. The management services agreement is terminable by us or our Parent upon a material breach of the agreement by the other party and failure to remedy such breach for 60 days (or 30 days in the event of nonpayment) after receiving notice of the breach.

Quest Energy Service will not be liable to us for its performance of, or failure to perform, services under the management services agreement unless its acts or omissions constitute gross negligence or willful misconduct.

Midstream Omnibus Agreement.  We are subject to the midstream omnibus agreement dated as of December 22, 2006, among Quest Midstream, Quest Midstream’s general partner, Quest Midstream’s operating subsidiary and our Parent so long as we are an affiliate of our Parent and our Parent or any of its affiliates controls Quest Midstream.

The midstream omnibus agreement restricts us from engaging in the following businesses (each of which is referred to in this report as a “Restricted Business”):

•	the gathering, treating, processing and transporting of gas in North America;

•	the transporting and fractionating of gas liquids in North America;

•	any other midstream activities, including but not limited to crude oil storage, transportation, gathering and terminaling;

•	constructing, buying or selling any assets related to the foregoing businesses; and

•	any line of business other than those described in the preceding bullet points that generates “qualifying income”, within the meaning of Section 7704(d) of the Code, other than any business that is primarily engaged in the exploration for and production of oil or gas and the sale and marketing of gas and oil derived from such exploration and production activities.

If a business described in the last bullet point above has been offered to Quest Midstream and it has declined the opportunity to purchase that business, then that line of business is no longer considered a Restricted Business.

The following are not considered a Restricted Business:

•	the ownership of a passive investment of less than 5% in an entity engaged in a Restricted Business;

•	any business in which Quest Midstream permits us to engage;

•	the ownership or operation of assets used in a Restricted Business if the value of the assets is less than $4 million; and

•	any business that we have given Quest Midstream the option to acquire and it has elected not to purchase.

Subject to certain exceptions, if we were to acquire any midstream assets in the future pursuant to the above provisions, then Quest Midstream will have a preferential right to acquire those midstream assets in the event of a sale or transfer of those assets by us.

If we acquire any acreage located outside the Cherokee Basin that is not subject to any existing agreement with an unaffiliated party to provide midstream services, Quest Midstream will have a preferential right to offer to provide midstream services to us in connection with wells to be developed by us on that acreage.

Contribution, Conveyance and Assumption Agreement.  We entered into a contribution, conveyance and assumption agreement to effect, among other things, the transfer of the assets, liabilities and operations of our Parent located in the Cherokee Basin (other than its midstream assets) to us at the closing of our initial public offering, the issuance of 3,201,521 common units and 8,857,981 subordinated units to our Parent and the issuance to our general partner of 431,827 general partner units and the incentive distribution rights. We will indemnify our Parent for liabilities arising out of or related to existing litigation relating to the assets, liabilities and operations located in the Cherokee Basin transferred to us.

Agreements Relating to Our Acquisition of the Appalachian Basin Assets

On July 11, 2008, our Parent consummated its acquisition of PetroEdge for approximately $141.6 million, subject to post-closing adjustments. Simultaneous with the closing of this acquisition, PetroEdge changed its name to Quest Eastern and we purchased from our Parent all of Quest Eastern’s interest in wellbores and related assets in West Virginia and New York associated with proved developed producing and proved developed non-producing reserves for approximately $71.6 million, subject to post-closing adjustments. As of May 1, 2008, there were approximately 32.9 Bcfe of estimated net proved developed reserves associated with the Appalachian Basin Assets we acquired. An additional 66.7 Bcfe of estimated net proved undeveloped reserves and property acquired in the acquisition were retained by our Parent.

We did not acquire the right to explore or develop the acreage retained by our Parent. The purchase agreement provides that we will sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its existing fixed price gas contracts. We and our Parent have agreed to enter into an agreement on commercially reasonable terms for the continued gathering and transportation of our gas from the wellbores since the gathering system and related facilities used to transport gas produced from the wellbores remain with our Parent at this time.

The board of directors of our general partner approved the acquisition of the Appalachian Basin Assets based on the recommendation from its conflicts committee, which consists entirely of independent directors. The conflicts committee retained independent legal and financial advisors to assist it in evaluating the transaction and considered a number of factors in approving the acquisition, including an opinion from the committee’s independent financial advisor that the consideration to be paid for the Appalachian Basin Assets was fair, from a financial point of view, to us.

In connection with our acquisition of the Appalachian Basin Assets, Quest Eastern entered into an operating agreement with Quest Cherokee pursuant to which Quest Eastern will continue to operate the acquired wells for us and Quest Cherokee will reimburse Quest Eastern for the costs it incurs operating the wells on our behalf.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including our Parent and Quest Midstream) on the one hand, and our partnership and our limited partners, on the other hand. In addition, the Chairman of the Board and officers of our general partner serve in similar capacities for our Parent and some of its affiliates. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

As required by our partnership agreement, the board of directors of our general partner maintains a conflicts committee, comprised of at least two independent directors. Our general partner may, but is not required to, seek the approval of the resolution of the conflict of interest from the conflicts committee of its board of directors.

Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, which approval may be granted in advance of a known conflict, if such approval is contingent upon compliance with pre-approved, documented guidelines and procedures, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, although our general partner is not obligated to seek such approval;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner seeks approval from the conflicts committee, the conflicts committee will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. If a matter is submitted to the conflicts committee and the conflicts committee does not approve the matter, we will not proceed with the matter unless and until the matter has been modified in such a manner that the conflicts committee determines is fair and reasonable to us. If our general partner does not seek approval from the conflicts committee, the board of directors of our general partner may adopt a resolution with respect to a conflict of interest provided that interested directors have recused themselves from participation. If the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to believe he or she is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Under our omnibus agreement, our Parent and its subsidiaries have agreed not to engage in the businesses described under “Certain Relationships and Related Party Transactions — Agreements Relating to Our Initial Public Offering — Omnibus Agreement”, subject to certain limitations. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Our Parent has the right to develop approximately 130,000 net acres in Pennsylvania, New York, West Virginia and Maryland. There are currently 66.7 Bcfe of proved undeveloped reserves associated with these properties. Our Parent may acquire, develop or dispose of additional gas or oil properties or other assets outside of the Cherokee Basin in the future, including in the Appalachian Basin, without any obligation to offer us the opportunity to purchase or develop any of those assets.

If our Parent does engage in competition with us it could have an adverse impact on our results of operations and ability to make distributions to our unitholders.

Neither our partnership agreement nor any other agreement requires our Parent to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Our Parent’s directors have a fiduciary duty to make these decisions in the best interests of the owners of our Parent, which may be contrary to our interests.

Because certain of the directors of our general partner are also directors and/or officers of our Parent, such directors have fiduciary duties to our Parent that may cause them to pursue business strategies that disproportionately benefit our Parent or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our Parent, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its right to make a determination to receive Class B units in exchange for resetting the target distribution levels related to its incentive distribution rights, its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We do not have any officers and rely solely on officers of our general partner and employees of Quest Energy Service and its affiliates for the management of our business.

We will rely upon officers of our general partner and employees of affiliates of our general partner to manage our business. We are party to a management services agreement with Quest Energy Service. Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers and employees of our general partner are not required to work full time on our affairs. In addition, certain of the officers of our general partner, including the chief executive officer, chief financial officer and chief operating officer, also serve as officers of affiliates of the general partner.

Our partnership agreement limits the liability of our general partner, reduces its fiduciary duties, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owner, our Parent. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions either in its individual capacity, as opposed to in its capacity as our general partner or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Decisions made by our general partner in its individual capacity will be made by a majority of the owners of our general partner, and not by the board of directors of our general partner. Examples include:

•	its right to reset the target distribution levels of its incentive distribution rights at higher levels and receive, in connection with this reset, a number of Class B units that are convertible at any time following the first anniversary of the issuance of these Class B units into common units;

•	its limited call right;

•	its rights to vote and transfer the units it owns;

•	its registration rights; and

•	its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that the general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable”, our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner or the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

If you purchase any common units, you will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith”, our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, our general partner may use an amount equal to $25.9 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and the general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permit us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “How We Make Cash Distributions — Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, Quest Cherokee, LLC, or its operating subsidiaries.

Our general partner determines which costs incurred by our Parent and its affiliates are reimbursable by us.

We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, are the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue Class B units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. This ability may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (23%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount. In connection with resetting these target distribution levels, our general partner will be entitled to receive a number of Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our Class B units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new Class B units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “How We Make Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors will have fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and nonappealable judgment by a court of competent jurisdiction determining that the general partner or the officers and directors of our general partner acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and the officers, directors, and managers of our general partner and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and nonappealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to unitholders under our partnership agreement. For a description of the rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties.  Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We have indemnified the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with this offering.

If we become subject to U.S. laws with respect to the ownership of interests in oil and gas leases on federal lands, our general partner has the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible

Holders. In such event, transferees will be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to certify, that the unitholder is an Eligible Holder. As of the date hereof, an Eligible Holder means a person or entity qualified to hold an interest in gas and oil leases on federal lands. As used herein, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

In such event, if a transferee fails to furnish a transfer application containing the required certification, a certification within 30 days after request or provides a false certification, then such transfer will be void or we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder at the then-current market price of the units. Further, the units held by such unitholder will not be entitled to any allocations of income or loss, distributions or voting rights. The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 7% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was formed in July 2007 and will have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than acquisition, exploitation and development of oil and gas properties, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendment of the Partnership Agreement.”

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and the approval of a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units and Class B units, if any, voting as a single class.

In voting their common, Class B and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units	No approval right. Please read “— Issuance of Additional Securities.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2017 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2017. Please read “— Transfer of General Partner Units.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2017. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in Kansas, Oklahoma, New York and West Virginia and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our member interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our common units.

Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.  Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval”, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, our general partner and its affiliates will own approximately 47.9% of our outstanding common and subordinated units, excluding units owned by our independent directors.

No Unitholder Approval.  Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•	the adjustments of the minimum quarterly distribution, first target distribution and second target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “How We Make Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels;” or

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B units; and

•	any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2017 without obtaining the approval of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units and Class B units, if any, voting as a separate class, and subordinated units, voting as a separate class, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner, its owners and their affiliates will own approximately 47.9% of the outstanding common and subordinated units, excluding units owned by our independent directors.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units in us to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner units to another person prior to December 31, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, our Parent, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2017, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner, our Parent and their affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the closing prices for the 20 trading days ending as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

The general partner’s right to purchase common units pursuant to this limited call right will be subject to the general partner’s compliance with applicable securities and other laws.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes except such units may be considered to be outstanding for purposes of the withdrawal of our general partner. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units and Class B units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

If we become subject to U.S. laws with respect to the ownership interests in oil and gas leases on federal lands, our general partner has the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. In such event, transferees will be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to certify, that the unitholder is an Eligible Holder. As of the date hereof, an Eligible Holder means a person or entity qualified to hold an interest in gas and oil leases on federal lands. As used herein, Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If we become subject to U.S. laws with respect to the ownership interests in oil and gas leases on federal lands, and a transferee or unitholder, as the case may be, fails to furnish:

•	a transfer application containing the required certification, or

•	a certification within 30 days after request,

then, as the case may be, such transfer will be void or we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder at the then-current market price of the units. Further, the units held by such unitholder will not be entitled to any allocations of income or loss, distributions or voting rights.

The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 7% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of or owner of an equity interest in a general partner or any departing general partner;

•	any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in the preceding three bullet points;

•	any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition (our general partner can satisfy this requirement by furnishing to the limited partner upon his request our most recent Form 10-K and any subsequent filings on Form 10-Q and Form 8-K); and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner, our Parent, our officers and directors or any of their respective affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, our Parent will hold 3,201,521 common units and 8,857,891 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 allows an affiliate to resell common units after a six-month holding period, subject to certain volume limitations (described below) and other requirements of Rule 144. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least one year, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

In December 2007, we filed a registration statement on Form S-8 under the Securities Act to register 2,115,950 common units under our Long-Term Incentive Plan. As of July 23, 2008, we have granted 15,000 common units to each of our non-employee directors, Mark A. Stansberry and Gary M. Pittman. Common units issued after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

Notwithstanding the foregoing, our Parent, our partnership, our general partner and the directors and executive officers of our general partner and our Parent have agreed not to sell any common units they beneficially own for a period of 90 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a summary of the material United States federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Stinson Morrison Hecker LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Quest Energy Partners, L.P. and our operating company.

The following discussion does not comment on all federal income tax matters affecting us or prospective unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Stinson Morrison Hecker LLP and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Stinson Morrison Hecker LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this summary may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Stinson Morrison Hecker LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “— Tax Treatment of Operations — Depletion Deductions”); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “— Tax Treatment of Operations — Deduction for United States Production Activities”); and (5) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, production, marketing, transportation, storage and processing of natural resources including gas, crude oil and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Stinson Morrison Hecker LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Stinson Morrison Hecker LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Stinson Morrison Hecker LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Stinson Morrison Hecker LLP has relied are:

•	Neither we, nor the operating company has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Stinson Morrison Hecker LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Stinson Morrison Hecker LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Quest Energy Partners, L.P. will be treated as partners of Quest Energy Partners, L.P. for federal income tax purposes. Also:

•	assignees who are awaiting admission as limited partners, and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Quest Energy Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Quest Energy Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.”

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities”, will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables”, including depreciation recapture, and/or substantially appreciated “inventory items”, both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.  We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ended December 31, 2010, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2010 the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distribution on all units; or

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depletion, depreciation or amortization for federal income tax purposes or that is depletable, depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the basis of that property.

The at risk limitation applies on an activity-by-activity basis, and in the case of gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer’s gas and oil properties. It is uncertain how this rule is implemented in the case of multiple gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at risk limitation with respect to us. If a unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering. The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction.

In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Stinson Morrison Hecker LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election”, “— Uniformity of Units” and  “— Disposition of Common Units — Allocations Between Transferors and Transferees”, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s (unitholder’s) share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Stinson Morrison Hecker LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax.

The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition. The United States federal income tax rate for such long term net capital gains is scheduled to remain at 15% for years 2008 through 2010 and then increase to 20% beginning January 1, 2011.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Taxable Year and Accounting Method.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions.  Subject to the limitations on deductibility of losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our gas and oil interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s daily production of domestic crude oil, or the gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between gas and oil production, with 6,000 cubic feet of domestic gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs.  We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to gas and oil wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of gas) on average for any day during the taxable year or in the retail marketing of gas and oil products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Deduction for United States Production Activities.  Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the “Section 199 deduction”, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 6% for qualified production activities income generated in the years 2008 and 2009; and 9% thereafter.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders. Moreover, legislation has been proposed that would deny the Section 199 deduction with respect to certain oil and gas production activities income. We are unable to predict whether this proposed legislation or any other changes will ultimately be enacted.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs.  The cost of acquiring gas and oil leasehold or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Depletion Deductions.”

Geophysical Costs.  The cost of geophysical exploration incurred in connection with the exploration and development of gas and oil properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs.  Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses which are reasonable in amount.

Initial Tax Basis, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and our unitholders immediately prior to this offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract

with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Stinson Morrison Hecker LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after this offering may affect the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Section 754 election.” It is possible that we own, or will acquire, certain assets that are not subject to the typical rules governing depreciation (under Section 168 of the Internal Revenue Code) or amortization (under Section 197 of the Internal Revenue Code) of assets. These factors could cause the timing of a purchaser’s deductions to differ, depending on when the unit he purchased was issued.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Stinson Morrison Hecker LLP, is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of

Gain or Loss.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. Income derived from the ownership of an interest in a “qualified publicly traded partnership” is generally treated as income from a permitted source. We expect that we will meet the definition of a qualified publicly traded partnership.

Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity”, which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Stinson Morrison Hecker LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our Parent as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters”, but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction”, we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties”,

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or conduct business in Kansas, Oklahoma, New York and West Virginia. We may also own property or conduct business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from those jurisdictions falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do conduct or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Stinson Morrison Hecker LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters set forth below have agreed to purchase from us the number of common units set forth opposite its name.

Number of
Name	Common Units

RBC Capital Markets Corporation
Wachovia Capital Markets, LLC
KeyBanc Capital Markets Inc.
Stifel, Nicolaus & Company, Incorporated
Friedman, Billings, Ramsey & Co., Inc.
Johnson Rice & Company, L.L.C.

Total	4,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of our common units are purchased by the underwriters, all of our common units offered hereby (excluding those units covered by the underwriters’ over-allotment option) must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. This underwriting fee is the difference between the price to the public and the amount the underwriters pay to us to purchase the common units. On a per common unit basis, the underwriting fee is 5.5% of the price to the public.

Paid by Us
	No Exercise	Full Exercise

Per common unit	$	$
Total	$	$

We estimate that total remaining expenses of the offering, other than underwriting discounts and commissions, will be approximately $1.0 million.

We have been advised by the underwriters that the underwriters propose to offer our common units directly to the public at the price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $      per common unit. The underwriters may allow, and the dealers may reallow, a concession not in excess of $      per common unit to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that may be required to be made with respect to these liabilities.

We have granted to the underwriters an option to purchase up to an aggregate of 600,000 additional common units at the price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

We, our general partner, our Parent, the directors and executive officers of our general partner and our Parent have agreed that during the 90 days after the date of this prospectus, we and they will not, without the prior written consent of RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate, enter into any derivative transaction with similar effect as a sale or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units within the time period of the lock-up, other than (1) pursuant to employee benefit plans and director compensation arrangements as in existence as of the date of this prospectus, (2) to affiliates, (3) in connection with accretive acquisitions of assets or businesses in which common units are issued as consideration, or (4) in connection with the over-allotment option; provided, however, any such recipient of common units will furnish to RBC Capital Markets Corporation and Wachovia Capital Markets, LLC a letter agreeing to be bound by these provisions for the remainder of the 90-day period. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the “lock-up” restrictions described above shall continue to apply until the expiration of the 90-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. RBC Capital Markets Corporation and Wachovia Capital Markets, LLC may, in their sole discretion, allow any of these parties to offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate, enter into any derivative transaction with similar effect as a sale or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units prior to the expiration of such 90-day period in whole or in part at anytime without notice. RBC Capital Markets Corporation and Wachovia Capital Markets, LLC have informed us that in the event that consent to a waiver of these restrictions is requested by us or any other person, RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, in deciding whether to grant their consent, will consider the unitholder’s reasons for requesting the release, the number of units for which the release is being requested and market conditions at the time of the request for such release. However, RBC Capital Markets Corporation and Wachovia Capital Markets, LLC have informed us that as of the date of this prospectus there are no agreements between RBC Capital Markets Corporation and Wachovia Capital Markets, LLC and any party that would allow such party to transfer any common units, nor do they have any intention of releasing any of the common units subject to the lock-up agreements prior to the expiration of the lock-up period at this time.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in their option to purchase additional units. In a naked short position, the number of units involved is greater than the number of units in the underwriters’ option to purchase additional units. The underwriters may close out any short position by either exercising their option and/or purchasing units in the open market.

•	Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through their option. If the underwriters sell more units than could be covered by their option to purchase additional units, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that might otherwise exist in the open market.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the common units on The NASDAQ Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common units during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common units to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Our common units are listed on The NASDAQ Global Market under the symbol “QELP.”

Certain underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and other commercial banking services in the ordinary course of business with us and our affiliates, including our Parent, for which they have received or will receive customary compensation. Affiliates of RBC Capital Markets Corporation, Wachovia Capital Markets, LLC and KeyBanc Capital Markets Inc. are lenders under our senior credit facility and will be partially repaid with a portion of the net proceeds from this offering. Affiliates of RBC Capital Markets Corporation and KeyBanc Capital Markets Inc. are lenders under our second lien senior term loan that will be repaid with a portion of the net proceeds of this offering.

In addition, affiliates of RBC Capital Markets Corporation include:

•	the administrative agent, collateral agent and one of the lenders under our $250 million senior credit facility;

•	the administrative agent, collateral agent and one of the lenders under Quest Midstream’s $135 million revolving credit facility;

•	the administrative agent, collateral agent and sole lender under our Parent’s two-year single draw $35 million term loan agreement; and

•	the administrative agent, collateral agent, and one of the lenders under our six-month $45 million second lien senior term loan agreement, which we intend to repay with a portion of the net proceeds from this offering.

An affiliate of KeyBanc Capital Markets Inc:

•	is documentation agent and one of the lenders under our $250 million senior credit facility; and

•	is the syndication agent and one of the lenders under our six-month $45 million second lien senior term loan agreement, which we intend to repay with a portion of the net proceeds from this offering.

An affiliate of Stifel, Nicolaus & Company, Incorporated acted as the financial advisor to our conflicts committee in connection with our acquisition of the Appalachian Basin Assets.

RBC Capital Markets Corporation, KeyBanc Capital Markets Inc., Stifel, Nicolaus & Company, Incorporated, Friedman, Billings, Ramsey & Co., Inc. and Johnson Rice & Company, L.L.C. were underwriters in our Parent’s July 2008 equity offering.

No sales to accounts over which any underwriter exercises discretionary authority in excess of 5% of the shares offered by them may be made without the prior written approval of the customer.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any common units. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

LEGAL MATTERS

The validity of the common units being offered by us through this prospectus will be passed upon for us by Stinson Morrison Hecker LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

Our consolidated/carve out financial statements as of December 31, 2005, 2006 and 2007 and for the fiscal years ended December 31, 2005, 2006 and 2007 have been incorporated by reference in this prospectus and have been audited by Murrell, Hall, McIntosh & Co. PLLP, an independent registered public accounting firm, as stated in their report, and are incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing.

The balance sheet of Quest Energy GP, LLC as of December 31, 2007 has been incorporated by reference in this prospectus and has been audited by Murrell, Hall, McIntosh & Co. PLLP, an independent registered public accounting firm, as stated in their report, and is incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing.

The information included in this prospectus as of December 31, 2005, 2006 and 2007, relating to our estimated quantities of gas and oil reserves in the Cherokee Basin, is derived from reserve reports prepared by Cawley, Gillespie & Associates, Inc., of Ft. Worth, Texas. The information included in this prospectus as of December 31, 2005, 2006 and 2007 and May 1, 2008, relating to the estimated quantities of gas and oil reserves for the Appalachian Basin Assets, is derived from reserve reports prepared by DeGolyer and MacNaughton of Dallas, Texas. This information is included in this prospectus in reliance upon these firms as experts in matters contained in the reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 covering the common units offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

APPENDIX A
GLOSSARY OF TERMS

Appalachian Basin.  One of the United States’ oldest oil and natural gas producing regions that spans more than seven states in the northeastern part of the country.

Bbl.  One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcf.  One billion cubic feet of gas.

Bcfe.  One billion cubic feet equivalent, determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

Brown Shales.  Fine grained rocks composed largely of clay minerals that contain little organic matter. Some of these shales immediately overlay the Marcellus Shale.

Btu or British Thermal Unit.  The quantity of heat required to raise the temperature of a one pound mass of water by one degree Fahrenheit.

Cherokee Basin.  A fifteen-county region in southeastern Kansas and northeastern Oklahoma.

Development well.  A well drilled within the proved boundaries of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Devonian Sands.  Sands generally younger and shallower than the Marcellus Shale that occur in portions of Ohio, New York, Pennsylvania, West Virginia, Kentucky and Tennessee and generally located at depths of less than 5,000 feet.

Eligible Holder.  A person or entity qualified to hold an interest in gas and oil leases on federal lands. As of the date hereof, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

Exploitation.  A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

Field.  An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Fracturing.  The method used to increase the deliverability of a well by pumping a liquid or other substance into a well under pressure to crack and prop open the hydrocarbon formation.

Gas.  Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

Gathering system.  Pipelines and other equipment used to move gas from the wellhead to the trunk or the main transmission lines of a pipeline system.

Gross acres or gross wells.  The total acres or wells, as the case may be, in which we have a working interest.

Horizon or formation.  The section of rock, from which gas is expected to be produced.

Marcellus Shale.  A black, organic-rich shale formation in the Appalachian Basin that occurs in much of Ohio, West Virginia, Pennsylvania and New York and portions of Maryland, Kentucky, Tennessee and Virginia. The fairway of the Marcellus Shale is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.

Mcf.  One thousand cubic feet of gas.

Mcfe.  One thousand cubic feet equivalent, determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

MBbl.  One thousand Bbls.

MMBtu.  One million British thermal units.

MMcf.  One million cubic feet of gas.

MMcfe.  One Mcf equivalent, determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

MMcfe/d.  One MMcfe per day.

Net acres or net wells.  The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Net production.  Production that is owned by us less royalties and production due others.

Net revenue interest.  The percentage of revenues due an interest holder in a property, net of royalties or other burdens on the property.

NGLs.  The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

Oil.  Crude oil, condensate and NGLs.

Productive well.  A well that produces commercial quantities of hydrocarbons exclusive of its capacity to produce at a reasonable rate of return.

Proved developed non-producing reserves.  Proved developed reserves expected to be recovered from zones behind casings in existing wells.

Proved developed reserves.  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/about/forms/regs-x.pdf.

Proved reserves.  The estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/about/forms/regs-x.pdf.

Proved undeveloped reserves or PUDs.  Proved reserves that are expected to be recovered from new wells drilled to known reservoirs on acreage yet to be drilled for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production. This definition of proved undeveloped reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at www.sec.gov/about/forms/regs-x.pdf.

Recompletion.  The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

Reserve.  That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized measure.  The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to federal income taxes. Our standardized measure differs from the standardized measure presented in the historical audited financial statements of Quest Energy Partners Predecessor included in our 2007 Form 10-K due to the exclusion of future income tax expense. Standardized measure does not give effect to derivative transactions.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.

Working interest.  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

(Map to come)

Quest Energy Partners, L.P.

4,000,000 Common Units
Representing Limited Partner Interests

PRICE $      PER COMMON UNIT

RBC Capital Markets	Wachovia Securities

KeyBanc Capital Markets
Stifel Nicolaus
Friedman Billings Ramsey
Johnson Rice & Company L.L.C.

PROSPECTUS

               , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee		$2,974
FINRA filing fee		8,067
Printing and engraving expenses		*
Fees and expenses of counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Officers and Members of Our Board of Directors.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section           of the Underwriting Agreement filed as an exhibit to this registration statement in which Quest Energy Partners, L.P. and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.

On July 18, 2007, in connection with the formation of Quest Energy Partners, L.P. (the “Partnership”), the Partnership issued to (1) our general partner the 2% general partner interest in the Partnership for $20.00 and (2) our Parent the 98% limited partner interest in the Partnership for $980.00. These issuances were exempt from registration under Section 4(2) of the Securities Act.

In connection with this offering, our general partner will make a capital contribution of $1.3 million ($1.5 million if the underwriters’ over-allotment option is exercised in full) to us in exchange for 81,633 general partner units (93,878 if the underwriters’ over-allotment option is exercised in full), enabling it to maintain its 2% general partner interest in us. The issuance will be exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

**1	.1	Form of Underwriting Agreement.
*2	.1	Agreement for Purchase and Sale, dated July 11, 2008, by and among Quest Resource Corporation, Quest Eastern Resource LLC and Quest Cherokee LLC (incorporated herein by reference to Exhibit 2.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K on July 16, 2008).
*3	.1	Certificate of Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*3	.2	First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P. (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s amended Current Report on Form 8-K/A filed on December 7, 2007).
*3	.3	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P., effective as of January 1, 2007, by Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on April 11, 2008).
*3	.4	Certificate of Formation of Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.3 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*3	.5	Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
**5	.1	Opinion of Stinson Morrison Hecker LLP as to the legality of the securities being registered.
**8	.1	Opinion of Stinson Morrison Hecker LLP relating to tax matters.
*10	.1	Contribution, Conveyance and Assumption Agreement, dated as of November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Resource Corporation, Quest Cherokee, LLC, Quest Oil & Gas, LLC, and Quest Energy Service, LLC (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.2	Omnibus Agreement, dated as November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC and Quest Resource Corporation (incorporated herein by reference to Exhibit 10.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.3	Management Services Agreement, dated as of November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC and Quest Energy Service, LLC (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.4	Midstream Services and Gas Dedication Agreement, dated December 22, 2006 (but effective as of December 1, 2006), between Bluestem Pipeline, LLC and Quest Resource Corporation, including exhibits thereto (incorporated herein by reference to Exhibit 10.6 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on December 29, 2006).
*10	.5	Amendment No. 1 to the Midstream Services and Gas Dedication Agreement, dated as of August 9, 2007, by and between Quest Resource Corporation and Bluestem Pipeline, LLC (incorporated herein by reference to Exhibit 10.1 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on August 13, 2007).
*10	.6	Assignment and Assumption Agreement, dated as of November 15, 2007, by and among Quest Resource Corporation, Quest Energy Partners, L.P. and Bluestem Pipeline, LLC (incorporated herein by reference to Exhibit 10.5 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.7	Quest Midstream Omnibus Agreement, dated December 22, 2006, among Quest Resource Corporation, Quest Midstream GP, LLC, Bluestem Pipeline, LLC and Quest Midstream Partners, L.P. (incorporated herein by reference to Exhibit 10.3 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on December 29, 2006).

Exhibit
Number		Description

*10	.8	Acknowledgement and Consent, dated as of November 15, 2007, of Quest Energy Partners, L.P. (incorporated herein by reference to Exhibit 10.6 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.9	Quest Energy Partners, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.10	Form of Restricted Unit Award Agreement (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*10	.11	Summary of Director Compensation Arrangements (incorporated herein by reference to Exhibit 10.12 to Quest Energy Partners, L.P.’s Annual Report on Form 10-K filed on March 31, 2008).
*10	.12	Form of Bonus Unit Award Agreement (incorporated herein by reference to Exhibit 10.13 to Quest Energy Partners, L.P.’s Annual Report on Form 10-K filed on March 31, 2008).
*10	.13	Amended and Restated Credit Agreement, dated as of November 15, 2007, by and among Quest Resource Corporation, as the Initial Co-Borrower, Quest Cherokee, LLC, as the Borrower, Quest Energy Partners, L.P., as a Guarantor, Royal Bank of Canada, as Administration Agent and Collateral Agent, KeyBank National Association, as Documentation Agent, and the lenders from time to time party thereto (incorporated herein by reference to Exhibit 10.4 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.14	First Amendment to Amended and Restated Credit Agreement, effective as of April 15, 2008, by and among Quest Cherokee, LLC, Royal Bank of Canada, KeyBank National Association and the Lenders Party Thereto (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on April 23, 2008).
*10	.15	Second Lien Senior Term Loan Agreement, dated as of July 11, 2008, by and among Quest Cherokee, LLC, Quest Energy Partners, L.P., Royal Bank of Canada, KeyBank National Association, Société Générale, the lenders party thereto and RBC Capital Markets (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.16	Intercreditor Agreement, dated as of July 11, 2008, by and between Royal Bank of Canada and Quest Cherokee, LLC (incorporated herein by reference to Exhibit 10.7 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.17	Guaranty for Amended and Restated Credit Agreement by Quest Energy Partners, L.P. in favor of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.9 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.18	Guaranty for Amended and Restated Credit Agreement by Quest Cherokee Oilfield Service, LLC in favor of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.10 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.19	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Energy Partners, L.P. for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.11 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.20	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Cherokee Oilfield Service, LLC for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.12 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.21	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Cherokee, LLC for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.13 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.22	Guaranty for Second Lien Senior Term Loan Agreement by Quest Energy Partners, L.P. in favor of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).

Exhibit
Number		Description

*10	.23	Guaranty for Second Lien Senior Term Loan Agreement by Quest Cherokee Oilfield Service, LLC in favor of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.24	Second Lien Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Cherokee Oilfield Service, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.4 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.25	Second Lien Senior Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Energy Partners, L.P. for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.5 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.26	Second Lien Senior Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Cherokee, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.6 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*21	.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to Quest Energy Partners, L.P.’s Amendment No. 1 to Form S-1 filed on September 6, 2007).
23.1		Consent of Cawley, Gillespie & Associates, Inc.
23.2		Consent of Murrell, Hall, McIntosh & Co., PLLP.
23.3		Consent of DeGolyer and MacNaughton.
**23	.4	Consent of Stinson Morrison Hecker LLP (contained in Exhibit 5.1).
**23	.5	Consent of Stinson Morrison Hecker LLP (contained in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page).
 * Incorporated by reference
** To be filed by amendment

(b) Financial Statement Schedules.

All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission to the schedule, or because the information is included in the consolidated financial statements and notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on July 23, 2008.

QUEST ENERGY PARTNERS, L.P.
(Registrant)

By:	Quest Energy GP, LLC (General Partner of the Registrant)

By:	/s/ David E. Grose
Name:     David E. Grose

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry D. Cash and David E. Grose, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 2008.

Signature	Title

/s/ Jerry D. Cash Jerry D. Cash	Chief Executive Officer (Principal Executive Officer) and Director

/s/ David C. Lawler David C. Lawler	Director

/s/ Gary M. Pittman Gary M. Pittman	Director

/s/ Mark A. Stansberry Mark A. Stansberry	Director

/s/ David E. Grose David E. Grose	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number		Description

**1	.1	Form of Underwriting Agreement.
*2	.1	Agreement for Purchase and Sale, dated July 11, 2008, by and among Quest Resource Corporation, Quest Eastern Resource LLC and Quest Cherokee LLC (incorporated herein by reference to Exhibit 2.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K on July 16, 2008).
*3	.1	Certificate of Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*3	.2	First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P. (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s amended Current Report on Form 8-K/A filed on December 7, 2007).
*3	.3	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P., effective as of January 1, 2007, by Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on April 11, 2008).
*3	.4	Certificate of Formation of Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.3 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*3	.5	Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC (incorporated herein by reference to Exhibit 3.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
**5	.1	Opinion of Stinson Morrison Hecker LLP as to the legality of the securities being registered.
**8	.1	Opinion of Stinson Morrison Hecker LLP relating to tax matters.
*10	.1	Contribution, Conveyance and Assumption Agreement, dated as of November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Resource Corporation, Quest Cherokee, LLC, Quest Oil & Gas, LLC, and Quest Energy Service, LLC (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.2	Omnibus Agreement, dated as November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC and Quest Resource Corporation (incorporated herein by reference to Exhibit 10.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.3	Management Services Agreement, dated as of November 15, 2007, by and among Quest Energy Partners, L.P., Quest Energy GP, LLC and Quest Energy Service, LLC (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.4	Midstream Services and Gas Dedication Agreement, dated December 22, 2006 (but effective as of December 1, 2006), between Bluestem Pipeline, LLC and Quest Resource Corporation, including exhibits thereto (incorporated herein by reference to Exhibit 10.6 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on December 29, 2006).
*10	.5	Amendment No. 1 to the Midstream Services and Gas Dedication Agreement, dated as of August 9, 2007, by and between Quest Resource Corporation and Bluestem Pipeline, LLC (incorporated herein by reference to Exhibit 10.1 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on August 13, 2007).
*10	.6	Assignment and Assumption Agreement, dated as of November 15, 2007, by and among Quest Resource Corporation, Quest Energy Partners, L.P. and Bluestem Pipeline, LLC (incorporated herein by reference to Exhibit 10.5 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.7	Quest Midstream Omnibus Agreement, dated December 22, 2006, among Quest Resource Corporation, Quest Midstream GP, LLC, Bluestem Pipeline, LLC and Quest Midstream Partners, L.P. (incorporated herein by reference to Exhibit 10.3 to Quest Resource Corporation’s Current Report on Form 8-K (File No. 0-17371) filed on December 29, 2006).
*10	.8	Acknowledgement and Consent, dated as of November 15, 2007, of Quest Energy Partners, L.P. (incorporated herein by reference to Exhibit 10.6 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).

Exhibit
Number		Description

*10	.9	Quest Energy Partners, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.10	Form of Restricted Unit Award Agreement (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Registration Statement on Form S-1 filed on July 19, 2007).
*10	.11	Summary of Director Compensation Arrangements (incorporated herein by reference to Exhibit 10.12 to Quest Energy Partners, L.P.’s Annual Report on Form 10-K filed on March 31, 2008).
*10	.12	Form of Bonus Unit Award Agreement (incorporated herein by reference to Exhibit 10.13 to Quest Energy Partners, L.P.’s Annual Report on Form 10-K filed on March 31, 2008).
*10	.13	Amended and Restated Credit Agreement, dated as of November 15, 2007, by and among Quest Resource Corporation, as the Initial Co-Borrower, Quest Cherokee, LLC, as the Borrower, Quest Energy Partners, L.P., as a Guarantor, Royal Bank of Canada, as Administration Agent and Collateral Agent, KeyBank National Association, as Documentation Agent, and the lenders from time to time party thereto (incorporated herein by reference to Exhibit 10.4 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.14	First Amendment to Amended and Restated Credit Agreement, effective as of April 15, 2008, by and among Quest Cherokee, LLC, Royal Bank of Canada, KeyBank National Association and the Lenders Party Thereto (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on April 23, 2008).
*10	.15	Second Lien Senior Term Loan Agreement, dated as of July 11, 2008, by and among Quest Cherokee, LLC, Quest Energy Partners, L.P., Royal Bank of Canada, KeyBank National Association, Société Générale, the lenders party thereto and RBC Capital Markets (incorporated herein by reference to Exhibit 10.1 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.16	Intercreditor Agreement, dated as of July 11, 2008, by and between Royal Bank of Canada and Quest Cherokee, LLC (incorporated herein by reference to Exhibit 10.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.17	Guaranty for Amended and Restated Credit Agreement by Quest Energy Partners, L.P. in favor of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.9 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.18	Guaranty for Amended and Restated Credit Agreement by Quest Cherokee Oilfield Service, LLC in favor of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.10 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.19	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Energy Partners, L.P. for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.11 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.20	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Cherokee Oilfield Service, LLC for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.12 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.21	Pledge and Security Agreement for Amended and Restated Credit Agreement by Quest Cherokee, LLC for the benefit of Royal Bank of Canada, dated as of November 15, 2007 (incorporated herein by reference to Exhibit 10.13 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on November 21, 2007).
*10	.22	Guaranty for Second Lien Senior Term Loan Agreement by Quest Energy Partners, L.P. in favor of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.3 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.23	Guaranty for Second Lien Senior Term Loan Agreement by Quest Cherokee Oilfield Service, LLC in favor of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.2 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).

Exhibit
Number		Description

*10	.24	Second Lien Senior Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Cherokee Oilfield Service, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.4 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.25	Second Lien Senior Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Energy Partners, L.P. for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.5 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*10	.26	Second Lien Senior Pledge and Security Agreement for Second Lien Senior Term Loan Agreement by Quest Cherokee, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008 (incorporated herein by reference to Exhibit 10.6 to Quest Energy Partners, L.P.’s Current Report on Form 8-K filed on July 16, 2008).
*21	.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to Quest Energy Partners, L.P.’s Amendment No. 1 to Form S-1 filed on September 6, 2007).
23.1		Consent of Cawley, Gillespie & Associates, Inc.
23.2		Consent of Murrell, Hall, McIntosh & Co., PLLP.
23.3		Consent of DeGolyer and MacNaughton.
**23	.4	Consent of Stinson Morrison Hecker LLP (contained in Exhibit 5.1).
**23	.5	Consent of Stinson Morrison Hecker LLP (contained in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page).
 * Incorporated by reference
** To be filed by amendment